EXHIBIT 10.2

PURCHASE AND SALE AGREEMENT

BETWEEN

EACH PARTY LISTED AS A “SELLER” ON SCHEDULE I

AS SELLER

EACH PARTY LISTED AS AN “EXISTING OPERATOR” ON SCHEDULE I

AS EXISTING OPERATOR

AND

EACH PARTY LISTED AS A “PURCHASER” ON SCHEDULE I

AS PURCHASER

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS		1

ARTICLE II PURCHASE AND SALE & PURCHASE PRICE		1

2.1	Purchase and Sale	1

2.2	Purchase Price	2

2.3	Escrow Provisions	3

ARTICLE III PURCHASER DILIGENCE/PROPERTY CONTRACTS		4

3.1	Seller Deliveries	4

ARTICLE IV DUE DILIGENCE; TITLE		5

4.1	Inspection of the Property	5

4.2	Title Documents	7

4.3	Permitted Exceptions	7

4.4	Existing Security Documents/Monetary Liens	8

4.5	Title Review and Objection; Subsequently Disclosed Exceptions	8

4.6	Occupancy Rates	9

ARTICLE V CLOSING		10

5.1	Closing Date	10

5.2	Seller and Existing Operator Closing Deliveries	10

5.3	Purchaser Closing Deliveries	12

5.4	Originals; Document Delivery	13

5.5	Closing Prorations and Adjustments	13

5.6	Post-Closing Adjustments	17

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER		18

6.1	Seller’s Representations	18

6.2	Representations and Warranties of Purchaser	30

ARTICLE VII ADDITIONAL COVENANTS/AGREEMENTS OF SELLER AND PURCHASER		32

7.1	Interim Operations	32

7.2	Healthcare Approvals	32

7.3	Other Consents and Satisfaction of Conditions	33

7.4	Taxes.	33

7.5	MSA.	33

7.6	No Shop.	34

7.7	No Disposition of Property.	34

7.8	Financial Information.	34

7.9	Reserved.	34

7.10	Reserved.	34

7.11	Resident Records.	34

7.12	Recoupment Claims.	35

7.13	Surveys; Resolution of Audit Deficiencies; Cooperation.	35

7.14	Medicaid Provider Agreements.	35

7.15	Residents Rents; Accounts Receivable.	36

7.16	Reserved.	37

7.17	Reserved.	37

7.18	Pre-Closing Access.	37

7.19	Reserved.	38

7.20	Approvals and Consents.	38

7.21	Reserved.	38

7.22	Information Systems, Records in Electronic Form, Software and Data	38

7.23	Changes in Representations and Warranties.	38

7.24	Further Documentation.	39

7.25	Operations Transfer.	39

ARTICLE VIII CONDITIONS PRECEDENT TO CLOSING		39

8.1	Purchaser’s Conditions to Closing	39

8.2	Seller’s Conditions to Closing	41

ARTICLE IX INDEMNIFICATION & SURVIVAL PROVISIONS		42

9.1	Effective Date; Survival	42

9.2	Indemnification by Seller	43

9.3	Indemnification by Purchaser	43

9.4	Limitations on Indemnification	44

9.5	Indemnification Procedures	44

9.6	Tax Treatment	47

9.7	Exclusive Remedy	47

9.8	Manner of Payment	48

9.9	Brokerage	48

ARTICLE X DEFAULT AND REMEDIES		48

10.1	Purchaser Default	48

10.2	Seller Default	49

10.4	Post-Closing Default	50

ARTICLE XI CASUALTY; EMINENT DOMAIN		50

11.1	Damage	50

11.2	Closing	51

11.3	Repairs	51

11.4	Eminent Domain	51

ARTICLE XII MISCELLANEOUS		52

12.1	Binding Effect of Agreement	52

12.2	Exhibits; Schedules; Annexes	52

12.3	Assignability	52

12.4	Captions	52

12.5	Number and Gender of Words	52

12.6	Notices	52

12.7	Governing Law and Venue	54

12.8	Entire Agreement	54

12.9	Amendments	54

12.10	Severability	54

12.11	Multiple Counterparts/Facsimile Signatures	54

12.12	Construction	54

12.13	Confidentiality/Press Releases	55

12.14	Time of the Essence	56

12.15	Waiver	56

12.16	Time Periods	56

12.17	No Personal Liability of Officers, Trustees or Directors	56

12.18	No Recording	56

12.19	Relationship of Parties	56

12.20	Reserved	56

12.21	Multiple Parties	56

12.22	WAIVER OF JURY TRIAL	57

12.23	Appointment of Seller’ Agent	57

12.24	Attorneys’ Fees	58

12.3	Reserved	58

12.3	Bulk Transfer Tax Clearance	58

12.3	Audit 58

v

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Legal Description
Exhibit B	Form of Indemnity Escrow Agreement
Exhibit C	Reserved
Exhibit D	Form of Bill of Sale
Exhibit E	Form of General Assignment and Assumption
Exhibit F	Form of Assignment and Assumption of Resident Agreements
Exhibit G	Form of Certification of Non-Foreign Status
Exhibit H	Reserved
Exhibit I	Form of Guaranty
Exhibit J	Form of Resident Notification
Exhibit K	Reserved
Exhibit L	Property Contracts List
Exhibit M	Bring-Down Certificate
Exhibit N	Assigned Contracts
Exhibit O	Third-Party Reports
Exhibit P	Management Agreements
Exhibit Q	Other Seller Deliveries
Exhibit R	Non-Compete Agreement

SCHEDULES

Schedule I	Seller; Purchaser; Facility Names and Addresses
Schedule II	Separate Facilities
Schedule 5.6	Current Assessed Values
Schedule 6.1.3	Condemnation; Proceedings
Schedule 6.1.7(b)	Notices of Violations
Schedule 6.1.8(b)	Leased Personal Property
Schedule 6.1.8(k)	Commercial Leases
Schedule 6.1.11	Required Consents
Schedule 6.1.12(a)	Permits and Operating Licenses
Schedule 6.1.12(b)	Third Party Payor Programs
Schedule 6.1.12(d)	Deficiencies or Violations
Schedule 6.1.12(g)	Corporate Integrity Agreements
Schedule 6.1.14	Property Statements
Schedule 6.1.15(a)	Regulated Quantities of Hazardous Substances
Schedule 6.1.15(b)	Litigation Regarding Hazardous Substances
Schedule 6.1.15(c)	Notices Regarding Hazardous Substances
Schedule 6.1.15(d)	Noncompliance with Environmental Laws
Schedule 6.1.15(e)	Discharge of Hazardous Substances
Schedule 6.1.15(f)	Environmental Reports
Schedule 6.1.15(h)	Underground Storage Tanks
Schedule 6.1.24	Licensed Beds

Schedule 6.1.25	Intellectual Property
Schedule 6.1.29	List of Insurance Policies
Schedule 12.13-A	Form of Representations Letter
Schedule 12.27-B	Form of Audit Letter
Attachment 1.1	Healthcare Approvals

ANNEXES

Annex 1	Defined Terms

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 2nd day of August 2017 (the “Effective Date”), by and among (i) each party listed as a “Seller” on Schedule I attached hereto and made a party hereof (individually or collectively, as the context requires, “Seller”), (ii) each party listed as “Existing Operator” on Schedule I attached hereto and made a party hereof (individually or collectively, as the context requires, “Existing Operator”), each of Seller and Existing Operator having a principal address at c/o Fortress Investment Group, 1345 Avenue of the Americas, New York, New York 10105 and (iii) each party listed as a “Purchaser” on Schedule I, having a principal address at c/o Griffin-American Healthcare REIT IV, Inc., 18191 Von Karman Avenue, Suite 300, Irvine, CA 92612 (individually or collectively, as the context requires, “Purchaser”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:

RECITALS

Seller owns the real property identified on Schedule I, as more particularly described in Exhibit A attached hereto and made a part hereof, together with the Facilities (as hereinafter defined) located thereon and identified on Schedule I, together with certain other personal property, and each Seller leases same to an Existing Operator. Existing Operator also owns certain tangible and intangible property relating to the use and operation of the Facility it leases from a Seller. Seller and Existing Operator each desires to sell, and Purchaser desires to purchase, such real property, the Facilities and certain related property, on the terms and conditions set forth below.

ARTICLE I
DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Agreement shall have the meaning set forth in Annex 1 attached hereto and made a part hereof.

ARTICLE II
PURCHASE AND SALE & PURCHASE PRICE

2.1    Purchase and Sale. Seller and Existing Operator each agrees to sell and convey the Property to Purchaser (or one or more entities formed, owned or controlled by Purchaser for the purpose of acquiring all or a portion of the Property) and Purchaser agrees (for itself or on behalf of those entities formed, owned or controlled by Purchaser for the purpose of acquiring all or a portion of the Property) to purchase the Property from Seller and Existing Operator, all in accordance with the terms and conditions set forth in this Agreement. Notwithstanding anything to the contrary contained herein, Seller and Existing Operator shall not sell, assign, transfer, convey or deliver to Purchaser, and Purchaser shall not purchase, and the Property shall not include any of the Seller’s or Existing Operator’s right, title and interest in the Excluded Assets. Upon Closing, neither Purchaser nor any Affiliate thereof shall assume any liabilities of Seller or Existing Operator in connection with the Facilities or the Transactions other than the Assumed Liabilities. Seller and Existing Operator shall retain and discharge when due all liabilities and obligations of Seller and Existing Operator, respectively, and Purchaser is not responsible for and does not assume, and shall not have any obligation to pay, perform, satisfy or discharge any liability or obligation of any kind or nature, including, without limitation, any claims, lawsuits, liabilities, obligations or debts of Seller and/or Existing Operator, whether contractual, statutory, judicially created or constitutional, including, without limitation, malpractice or other tort claims, statutory, regulatory or administrative claims, penalties, taxes, fines, assessments, deficiencies and/or claims of state or federal agencies, whether civil or criminal, fraud-based claims, or claims of breach of contract, except to the extent expressly and unambiguously expressed herein to the contrary, that arises from, out of, or relates to Seller’s or Existing Operator’s ownership or operation of the Facilities or Property or any activity of Seller or Existing Operator prior to the Closing Date or conduct of Seller or Existing Operator after the Closing Date (“Excluded Liabilities”). Without limiting the generality of the foregoing provisions, in no event shall the Assumed Liabilities include any obligations of Seller or Existing Operator relating to third-party payor programs, including, without limitation, any Governmental Programs, arising, accruing, or relating to the time period before the Closing Date.

2.2    Purchase Price. The total purchase price (“Purchase Price”) for the Property shall be an amount equal to Forty-Seven Million Five Hundred Thousand and no/100 Dollars ($47,500,000), subject to prorations and/or adjustments required by this Agreement, payable by or on behalf of Purchaser as follows:

2.2.1    Within three (3) Business Days following the execution of this Agreement, and as a condition to the effectiveness and enforceability of this Agreement, Purchaser shall deliver to the Los Angeles, California office of First American Title Insurance Company (“Escrow Agent” or “Title Company”) a deposit in the amount of One Million Two Hundred Twelve Thousand Seven Hundred Sixty-Six and no/100 Dollars ($1,212,766.00) (together with income and interest accrued thereon, the “Deposit”) by wire transfer of immediately available funds.

2.2.2    The balance of the Purchase Price for the Property, subject to prorations and/or adjustments required by this Agreement, shall be paid to and received by Escrow Agent by wire transfer of immediately available funds no later than 10:00 a.m. (Pacific) on the Closing Date, and Escrow Agent shall disburse all funds it receives from the parties in connection with the Closing pursuant to the Closing Statement; provided, however, that a portion of such Purchase Price so paid to the Escrow Agent equal to One Million Two Hundred Twelve Thousand Seven Hundred Sixty-Six and no/100 Dollars ($1,212,766.00) will be deposited into an escrow account for the eighteen (18) month period following the Closing Date as a non-exclusive source of funds to satisfy any Seller Indemnifiable Damages (together with the Indemnity Escrow provided for in Section 2.2.2 of the Separate PSA, the “Indemnity Escrow”), it being understood that one hundred percent (100%) of the Indemnity Escrow then remaining in such escrow account, less the amount of any Seller Indemnifiable Damages (defined below) against the Indemnity Escrow that are outstanding as of said date or other amounts reserved in respect of any claim for indemnification pursuant to Article IX, will be released to Seller within five (5) Business Days after the eighteen (18) month anniversary of the Closing. The conditions for the release or distribution of the Indemnity Escrow are more particularly set forth in that certain Indemnity Escrow Agreement, which shall be executed and delivered by Purchaser,

Seller and the Escrow Agent at the Closing, in the form attached hereto as Exhibit B (the “Indemnity Escrow Agreement”).

2.2.3    Seller shall be responsible for any prepayment penalties or fees associated with the pay-off of any debt encumbering the Land or any of the other Property.

2.2.4     Solely for the purposes of calculating real estate transfer taxes or similar taxes imposed with respect to the Transactions, or as otherwise necessary or appropriate in connection with the consummation of the Transactions and the performance of each party’s obligations under this Agreement, each of Seller, Existing Operator and Purchaser shall agree prior to Closing to allocations of the Purchase Price and Deposit between and among the Facilities. Notwithstanding the foregoing, each of Seller, Existing Operator and Purchaser agrees to file federal, state and local Tax Returns based on each party’s own determination of the proper allocations of the Purchase Price, each bearing its own consequences of any discrepancies.

2.2.5    All currency amounts set forth in this Agreement are expressed in United States Dollars.

2.2.6    The provisions of this Section 2.2 shall survive the Closing.

2.3    Escrow Provisions. Escrow Agent has agreed to hold the Deposit and the Indemnity Escrow and act as escrow agent in connection with the Transactions in accordance with the terms of this Agreement, the Indemnity Escrow Agreement, and any other escrow agreement or instructions executed by Escrow Agent and the parties hereto.

(a)    Upon receipt of the Deposit, Escrow Agent shall deliver to Seller and Purchaser written notice confirming Escrow Agent’s receipt of the Deposit, the date on which Escrow Agent received the Deposit and that the Deposit has been deposited as required by this Agreement. Escrow Agent shall invest the Deposit in a money market account reasonably satisfactory to Purchaser, and shall promptly provide Purchaser and Seller with confirmation of the investments made.

(b)    If Closing occurs, Escrow Agent shall deliver the Deposit to Seller at Closing and the same shall be credited against the Purchase Price. If for any reason Closing does not occur, Escrow Agent shall deliver the Deposit to Seller or Purchaser only upon receipt of a written demand therefor from such party, except where this paragraph expressly provides for notice only from Purchaser. Subject to the last sentence of this clause (b), if for any reason the Closing does not occur and either party makes a written demand (the “Demand”) upon the Escrow Agent for payment of the Deposit, the Escrow Agent shall give written notice to the other party of the Demand within one Business Day after receipt of the Demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) Business Days after the giving of such notice by Escrow Agent, the Escrow Agent is hereby authorized to make the payment set forth in the Demand. If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Purchaser or a final judgment of a court. Notwithstanding the foregoing provisions of this clause (b) if Purchaser delivers a notice to Escrow Agent stating that Purchaser has terminated this Agreement on or prior to the expiration of the Due Diligence Period, a copy of which notice shall be simultaneously delivered to Seller and Existing Operator, then Escrow Agent shall immediately return the Deposit to Purchaser without the necessity of delivering any notice to, or receiving any notice from Seller, and Escrow Agent shall do so notwithstanding any objection by Seller.

(c)    The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Purchaser resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent. The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received and shall hold the Deposit in escrow, and shall disburse the Deposit pursuant to the provisions of this Section 8.

(d)    Purchaser and Seller, together, shall have the right to terminate the appointment of Escrow Agent hereunder by giving to it notice of such termination, specifying the date upon which such termination shall take effect and designating a replacement Escrow Agent, who shall sign a counterpart of this Agreement. Upon demand of such successor Escrow Agent, the Deposit shall be turned over and delivered to such successor Escrow Agent, who shall thereupon be bound by all of the provisions hereof. Escrow Agent may resign at will and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect; provided, however, that (i) prior to such resignation a substitute escrow agent is approved in writing by Seller and Purchaser, which approval shall not be unreasonably withheld or delayed, or (ii) Escrow Agent shall deposit the Deposit with a court of competent jurisdiction. After such resignation, Escrow Agent shall have no further duties or liability hereunder.

ARTICLE III
PURCHASER DILIGENCE/PROPERTY CONTRACTS

3.1    Seller Deliveries. Seller, Existing Operator and Manager has delivered, or otherwise made available, to Purchaser, or within ten (10) Business Days following the execution of this Agreement Seller and Existing Operator will (and Seller will use commercially reasonable efforts to cause Manager to) deliver or make available to Purchaser (including by providing at the Property or by granting access to the Data Site to Purchaser), each of the following items set forth in this Article III (all diligence information contemplated by this Article III, collectively, the “Seller’s Deliveries”) to the extent such items are in Seller’s, Existing Operator’s or Manager’s control or possession or available to Seller, Existing Operator or Manager:

3.1.1    Title/Survey. Each Title Commitment and the related Title Documents (as such terms are defined in Section 4.2) and the most recent survey in Seller’s possession with respect to the Land and Improvements for each of the Facilities (collectively, the “Existing Surveys”).

3.1.2     Property Contracts. A copy of each of the Property Contracts.

3.1.3     Rent Roll. A Rent Roll for each Facility.

3.1.4     Licensing Surveys. A copy of all Licensing Surveys completed from and after August 1, 2013 which are currently in the possession or reasonable control of Seller.

3.1.5    Property Statements. A copy of the Property Statements for each of the Facilities.

3.1.6    Resident Agreements. The form(s) of Resident Agreement(s) (including all addendum and annexes) used at each of the Facilities (collectively, the “Resident Agreement Form”).

3.1.7    Operating Licenses. A copy of the Operating Licenses and other material required Permits owned or held by or issued to Seller or Manager relating to the Facilities or the Property (or any portion thereof).

3.1.8    Third Party Reports. The Third Party Reports listed on Exhibit O.

3.1.9    Facility Employees List. A list of all property-level employees engaged in the operation of the Facilities (the “Facility Employees”), along with wage and status information, has been made available to Purchaser prior to the Effective Date. Any PTO (as defined in the MTA) due at Closing pursuant to the MTA shall be included as a debit to Seller and a credit to Purchaser on the Closing Statement.

3.1.10    Other Seller Deliveries. To the extent available to, or in the control or possession of Seller, Existing Operator or any of their respective Affiliates or Manager, those other materials requested on the Purchaser’s due diligence request list attached as Exhibit Q.

ARTICLE IV
DUE DILIGENCE; TITLE

4.1    Inspection of the Property.

4.1.1.    From the Effective Date until the date that is forty-five (45) days following the Effective Date (the “Inspection Period”), and thereafter until the Closing or earlier termination of this Agreement, Purchaser and an Affiliate of Meridian Senior Living, LLC (“JV Partner”), and their respective Affiliates, and their and their respective Affiliates’ employees, representatives, agents, consultants, engineers, appraisers, counsel, accountants, independent contractors and other authorized representatives (collectively, the “Purchaser Parties”) may enter upon the Property, upon Seller’s prior consent, which consent may not be unreasonably withheld, conditioned or delayed, for the purposes of performing, at Purchaser’s sole cost and expense, investigations, inspections, tests, surveys, studies and analyses thereon so that the Purchaser Parties will have the opportunity to conduct a comprehensive due diligence review of the Property and the businesses conducted thereon, including for the purpose of (i) reviewing Resident Agreement files (subject to confidentiality restrictions required by applicable law), (ii) meeting with and interviewing the Manager’s Facility Management personnel and such other personnel at each of the Facilities as Seller and Existing Operator may approve (such approval not to be unreasonably withheld, conditioned or delayed), and Seller and Existing Operator shall use commercially reasonable efforts to cause Manager to provide the Purchaser Parties with all such access. Seller and Existing Operator shall, and shall use commercially reasonable efforts to cause Manager to, furnish such additional financial and operating data and other information that is in their or Manager’s control or possession (or which is available thereto) as the Purchaser Parties shall from time to time reasonably request. Seller, Existing Operator and Manager shall each be entitled to have a representative present during the entry by any of the Purchaser Parties onto the Property and in all meetings, calls or other contacts or communications with the their respective personnel. Purchaser shall (and shall cause each of the other Purchaser Parties to) at all times (x) not cause damage, loss, liability, cost or expense to Seller, any Facility (or any other portion of the Property) or any Resident or tenant of any Facility, and (y) not unreasonably interfere with or disturb Manager’s operations or any Resident or tenant of the Facility. To the extent of any damage caused by Purchaser or any other Purchaser Party to any Facility or any other portion of the Property, Purchaser shall indemnify Seller from and against, and promptly reimburse Seller for, the cost of restoration of (or at Seller’s demand, promptly restore) such Facility to its condition immediately preceding Purchaser Parties’ entry onto the Property, and shall keep the Property free and clear of any mechanic’s liens or materialmen’s liens arising as a result of such entry, inspections and investigations. Purchaser shall indemnify, defend, and hold Seller, Existing Operator, Manager and their respective Affiliates harmless for, from, and against any and all claims and liabilities, including costs and expenses for loss, injury to or death of any of the Purchaser Parties (waiving all limitations under workers’ compensation), and any loss, damage to or destruction of any property owned, leased or otherwise used by Seller, Existing Operator, Manager or others (including claims or liabilities for loss of use of any property) resulting from the entry of any of the Purchaser Parties upon the Property pursuant to this Section 4.1.1, provided that (i) such obligation shall be subject in all respects to recoveries received by or available to Seller, Existing Operator and Manager pursuant to policies of casualty insurance maintained by them, it being the intent of the parties that such policies shall be the first source of recovery for any casualty event, and (ii) Purchaser’s indemnification obligations under this Section 4.1.1 expressly excludes (A) any damage, claims, liability, losses or expenses caused by Seller, Existing Operator, Manager, or any of their agents, employees or representatives, (B) the mere discovery of or existence of any pre-existing condition on the Property (including, without limitation, any pre-existing environmental contamination), and (C) and consequential, punitive or special damages or lost profits. Purchaser’s indemnity obligation set forth in this Section 4.1.1 shall survive the termination of this Agreement and Closing, and shall not be subject to the terms and limitations set forth in Article IX.

4.1.2    Purchaser shall have the right at any time prior to 5:00 p.m. (Pacific) on the day of the expiration the Inspection Period, in its sole and absolute discretion, to terminate this Agreement in its entirety for any reason or for no reason whatsoever. If Purchaser fails to deliver to Seller a written notice exercising its right to terminate this Agreement pursuant to this

Section 4.1.2 prior to 5:00 p.m. (Pacific) on the day of the expiration the Inspection Period, then Purchaser shall be deemed to have waived such termination right and this Section 4.1.2 shall be of no further force and effect. If Purchaser delivers to Seller a written election to terminate this Agreement pursuant to this Section 4.1.2 prior to 5:00 p.m. (Pacific) on the day of the expiration of the Inspection Period, the Escrow Agent shall promptly return the Deposit to Purchaser and this Agreement shall terminate automatically and be of no further force or effect and the parties hereto shall have no further obligation to the other except for those obligations specifically surviving the termination of this Agreement. Notwithstanding any provision of this Agreement to the contrary: (i) a termination notice delivered pursuant to this Section shall be valid for all purpose if transmitted via facsimile, email or other electronic means to the facsimile number or email address referenced in Section 12.6 of this Agreement, and (ii) Escrow Agent is hereby directed to, and in all instances shall, promptly return the Deposit to Purchaser as directed in such termination notice without being required to obtain, and without obtaining, the consent of Seller or Existing Operator, it being the intent of the parties that a termination notice timely delivered pursuant to this Section shall be deemed valid.

4.2    Title Documents. Prior to the Effective Date, Seller has caused to be delivered to Purchaser, with respect to each Facility, a standard form commitment or preliminary title report (each a “Title Commitment”), together with copies of all instruments identified as exceptions therein (together with each Title Commitment, collectively, the “Title Documents”).

4.3    Permitted Exceptions. Each Deed delivered with respect to each of the Facilities and the related Property pursuant to this Agreement shall convey good and marketable fee simple title to the applicable Real Property, subject only to the following, all of which shall be deemed “Permitted Exceptions” with respect to such Facility and such related Property:

4.3.1    All matters shown in the Title Commitments and Title Documents and the Existing Surveys (including in any Title Updates, subject to the terms of Section 4.5), other than the following:

(a) judgment liens, tax liens (except for the lien of real estate taxes for the current year not yet due and payable as of the Closing Date, which shall be a Permitted Exception, subject to apportionment as provided elsewhere in this Agreement), broker’s liens, any mechanic’s, materialmen’s or similar liens, or any other liens which can be removed by the payment of a fixed and ascertainable sum of money, in each case to the extent not caused by Purchaser or Purchaser’s Consultants (each, a “Monetary Lien”),

(b) the standard exception regarding the rights of parties in possession, except to the extent limited to those parties in possession pursuant to the Resident Agreements and the Commercial Leases existing as of the Closing Date, and

(c) the standard exception pertaining to taxes and assessments, except to the extent limited to taxes and assessments for the current year not yet due and payable as of the Closing Date.

4.3.2    All Resident Agreements; and all Commercial Leases existing as of the Closing Date that Purchaser elects in writing to assume;

4.3.3    Applicable zoning and governmental regulations and ordinances; and

4.3.4    Any matters, defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through, under, on behalf of or due to the fault of Purchaser, its Affiliates or Purchaser’s Consultants.

Seller and Existing Operator shall transfer and convey all of their respective interests in and to the Operating Assets owned by each of them to or as directed by Purchaser, free and clear of all liens, encumbrances and adverse claims.

4.4    Existing Security Documents/Monetary Liens. It is understood and agreed that any deed of trust and/or mortgage recorded against the Property or any portion thereof which secures any indebtedness for borrowed money and/or any related security agreement or instrument with respect to such indebtedness (each, a “Mortgage”) shall not be deemed a Permitted Exception, and shall be paid off, satisfied, discharged and/or cured at or prior to Closing. In addition, Seller shall cause each Monetary Lien to be Removed at or prior to Closing. If Seller fails or refuses to so Remove any Mortgage or Monetary Lien against the Property at or prior to Closing, Purchaser may elect to satisfy same and deduct such costs from the Purchase Price.

4.5    Title Review and Objection; Subsequently Disclosed Exceptions.

4.5.1    Purchaser may order any updates, continuations of, and supplements to, any of the Title Commitments or Existing Surveys (each, a “Title Update”) at Purchaser’s sole cost and expense. Purchaser shall instruct the Title Company and any surveyor to simultaneously deliver directly to Purchaser and Seller (and their respective counsel referenced in Section 12.6 of this Agreement) copies of each Title Update (including tax and departmental searches) ordered by Purchaser or otherwise issued by the Title Company or any surveyor, and copies of all underlying documentation referenced as an exception as soon as available.

4.5.2    Before the expiration of the Inspection Period, Purchaser may furnish to Seller a written statement (the “Title Objection Notice”) specifying any defects in or objection to the title to and/or the survey of any of the Real Property (the “Objections”). Seller shall notify Purchaser within five (5) Business Days after receipt of the Objections whether Seller will cure the Objections. If Seller does not respond within said (5) Business Days day period, Seller shall be deemed to have elected not to cure the Objections. In that case, or if Seller states in its written response to the Title Objection Notice that Seller will not cure the Objections, Purchaser shall have the right, by written notice given to Seller within five (5) Business Days after receipt of Seller’s notice, either to (a) waive the Objections and close title without abatement or reduction of the Purchase Price, or (b) terminate this Agreement and obtain a refund of the Deposit, and if Purchaser fails to timely elect one of either subclause (a) or (b), Purchaser shall be deemed to have elected the waiver under subclause (a). If Purchaser fails to deliver the Title Objection Notice to Seller before the end of the Inspection Period, then Purchaser shall be deemed to have elected to waive its right to make Objections (other than with respect to any New Exception as set forth in Section 4.5.3). If Purchaser elects to terminate this Agreement by the aforementioned Title Objection Notice, the Deposit shall be immediately returned to Purchaser, and upon such return, except as expressly provided herein, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void.

4.5.3    If at any time following the end of the Inspection Period but prior to the Closing any Title Update discloses any additional item(s) (i) not caused by or the result of any act or omission or fault of Purchaser, Purchaser’s Affiliate(s) or any Purchaser Party and (ii) which were not disclosed in a prior Title Update previously delivered to Purchaser and which are not Permitted Exceptions (each, a “New Exception”), Purchaser shall have the right to send a notice to Seller within five (5) Business Days of its receipt of such Title Update specifying any defects in or objection to the title to and/or the survey of any of the Real Property (the “Update Objections”) and the terms of Section 4.5.2 shall apply with respect to any such Update Objections.

4.5.4    Notwithstanding any provision of this Agreement to the contrary, neither Seller nor Existing Operator shall create, place, grant, convey, or otherwise voluntarily cause or otherwise consent to any liens, encumbrances or restrictions affecting the Real Property, or any part thereof, being created, suffered to be placed or recorded against the title to the Real Property, nor will Seller or Existing Operator during said period convey any interest in the Property to anyone other than Purchaser without Purchaser’s prior written consent, which consent Purchaser may withhold in its absolute discretion.

4.6    Occupancy Rates.    Within five (5) Business Days of the end of the calendar month ending immediately prior to the expiration of the Inspection Period, Seller and/or Existing Operator shall deliver to Purchaser an updated Rent Roll for the Facilities and the Separate Facilities, considered as a whole (the “Aggregate Facilities”), together with a calculation of the average monthly occupancy rate of the Aggregate Facilities for the three-month period ending on the last day of such immediately preceding calendar month (the “Updated Average Occupancy Rate”). In the event that the Updated Average Occupancy Rate of the Aggregate Facilities as set forth with such Rent Roll is more than 5% lower than the occupancy rate of the Aggregate Facilities calculated based upon the Rent Rolls for the Aggregate Facilities for the month ending immediately prior to the Effective Date, Purchaser shall have the right at any time prior to 5:00 p.m. (Eastern) on the fourteenth (14th) day following expiration of the Inspection Period (the “Rent Roll Review Period”), in its sole and absolute discretion, to terminate this Agreement in its entirety. If Purchaser fails to deliver to Seller a written notice exercising its right to terminate this Agreement pursuant to this Section 4.6 prior to the expiration of the Rent Roll Review Period, then Purchaser shall be deemed to have waived such termination right, and this Section 4.6 shall be of no further force and effect. If Purchaser delivers to Seller a written election to terminate this Agreement pursuant to this Section 4.6 prior to the expiration of the Rent Roll Review Period, the parties shall provide written instructions to the Escrow Agent directing the Escrow Agent to return the Deposit to Purchaser, and this Agreement shall terminate automatically and be of no further force or effect, and the parties hereto shall have no further obligation to the other except for those obligations specifically surviving the termination of this Agreement.

ARTICLE V
CLOSING

5.1    Closing Date. Subject to the terms of this Agreement and satisfaction (or waiver) of the conditions to Closing set forth in Article VIII and unless this Agreement shall have been terminated pursuant to an express right to terminate as herein provided, the closing hereunder related to the purchase and sale of the Property (the “Closing”) shall occur at 10:00 a.m. Eastern Time on October 1, 2017, or such earlier date as may be mutually agreed to by the parties (the “Closing Date”). The Closing Date may be extended by Seller, Existing Operator or Purchaser in the event that the conditions to Closing set forth in Sections 8.1.8 and 8.2.6 have not been satisfied by the Closing Date, but in no event shall the Closing occur after November 1, 2017 (the “Outside Closing Date”); provided, however, the parties hereto acknowledge that their respective intention is to have a Closing Date which is the first (1st) day of a calendar month following the date on which all such conditions to Closing are so satisfied or waived. The Closing will be effective for accounting purposes as of 12:01 a.m. Eastern Time on the Closing Date, such that the Closing Date will be a day of income and expense to Purchaser. The Closing shall occur on the Closing Date through escrow with Escrow Agent, whereby Seller, Existing Operator, Purchaser and their respective attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means. Subject to the terms of Section 8.2 and Section 10.1 hereof, if the Closing does not occur on or prior to the Outside Closing Date (as the same may be extended as provided above), this Agreement shall terminate and the Deposit shall be returned to Purchaser.

5.2    Seller and Existing Operator Closing Deliveries. Seller and Existing Operator, as applicable or requested by Purchaser, shall and they shall use commercially reasonable efforts to cause the Manager to, as applicable or as requested by Purchaser, execute and deliver to Escrow Agent (or cause to be delivered to Escrow Agent) each of the following items on or before the Business Day immediately preceding the Closing Date:

5.2.1    A Deed conveying each parcel of Land and the related Improvements and other real property to the Purchaser or its designated Affiliate, subject to the Permitted Exceptions. If the legal description of the Land set forth on the Existing Surveys or in any of the Title Update differs from the legal description of the Land set forth on the deed by which Seller acquired title, a quit claim deed conveying the Land and the related Improvements to the Purchaser or its designated Affiliate, subject to the Permitted Exceptions utilizing such alternate legal description;

5.2.2    A Bill of Sale from each of Seller and Existing Operator in the form attached as Exhibit D conveying the Fixtures and Tangible Personal Property owned by each of them to the Purchaser or its designated Affiliate;

5.2.3    A General Assignment and Assumption in the form attached as Exhibit E (the “General Assignment”).

5.2.4    An Assignment and Assumption of Resident Agreements in the form attached as Exhibit F (the “Resident Agreements Assignment”).

5.2.5    A certificate in the form of Exhibit M attached hereto (the “Bring Down Certificate”).

5.2.6    The closing statement prepared by the Title Company, which shall include such prorations and adjustments calculated in accordance with the terms of this Agreement (the “Closing Statement”).

5.2.7    A title affidavit reasonably acceptable to Seller and the Title Company, or an indemnity in favor of the Title Company, in each case sufficient to enable the Title Company to delete the standard exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.2.8    A certification of Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), in the form of Exhibit G attached hereto.

5.2.9    With respect to any Land and Improvements (and related real property), any applicable sales tax, real property transfer tax forms and returns, transfer declaration, ownership information or other similar disclosure forms or reports required by the laws of the State where such Land and Improvements is located or any other Governmental Authority.

5.2.10    Resolutions, certificates of good standing, and such other organizational documents as the Title Company or Purchaser shall reasonably require evidencing Seller’s and Existing Operator’s authority to consummate the Transactions.

5.2.11    An updated Rent Roll for each Facility effective as of a date no more than three (3) Business Days prior to the Closing Date; provided, however, that the content of such updated Rent Roll shall in no event expand or modify the conditions to Purchaser’s obligations to close the Transactions as specified under Section 8.1.

5.2.12    An updated Property Contracts List effective as of a date no more than three (3) Business Days prior to the Closing Date; provided, however, that the content of such updated Property Contracts List shall in no event expand or modify the conditions to Purchaser’s obligations to close the Transactions as specified under Section 8.1.

5.2.13    Such notices, transfer disclosures, affidavits or other similar documents that are required by applicable law to be executed by Seller and/or Existing Operator or otherwise reasonably necessary in order to consummate the Transactions.

5.2.14    Evidence reasonably satisfactory to Purchaser that Seller and Existing Operator have obtained “tail coverage” for all commercial general liability and professional liability policies described on Schedule 6.1.29.

5.2.15    The Indemnity Escrow Agreement.

5.2.16     Originals or true, correct and complete copies, to the extent in the Seller’s or Existing Operator’s possession, of all of the Assigned Contracts, Resident Agreements, and

Permits, to the extent such Permits are, with or without consent, assignable or transferable (other than Excluded Permits).

5.2.17    A guaranty in the form of Exhibit I, executed by NIC 4 Florida Owner LLC (the “Guaranty”), guaranteeing the payment by Seller and Existing Operator of any Seller Indemnifiable Damages payable to Purchaser pursuant to Section 9.2 hereof, subject to the terms and limitations specified therein.

5.2.18    Evidence reasonably acceptable to Purchaser of the termination of (i) the Management Agreements and (ii) all leases between Seller and Existing Operator with respect to the Facilities.

5.2.19    Reserved.

5.2.20    Duly executed Non-Competition and Non-Solicitation Agreements (the “Non-Compete Agreement”) from each Seller and Existing Operator and their respective ultimate parent entity in favor of the Purchaser, in such form attached hereto as Exhibit R.

5.2.21    Reserved.

5.2.23    Reserved.

5.2.24    Reserved.

5.2.25    Such additional assignments in form reasonably acceptable to Purchaser of all Property that is intangible property, including, without limitation, documents, chattel paper, instruments, contract rights, goodwill, going concern value, general intangibles and Intellectual Property, but excluding the Excluded Assets, to the extent necessary to convey the same to Purchaser at Closing pursuant to the terms hereof.

5.2.26    A satisfaction, waiver and release of all liens that Financial Advisor may have in connection with a claim for commissions or other compensation due to the Closing of the transaction contemplated by this Agreement, and in form and substance reasonably acceptable to Title Company Insurer and which will permit Title Company to issue its title insurance policy to Buyer without exception for and insuring against such Financial Advisor claims.

5.2.27    An updated list of Facility Employees.

5.2.28    Any other documents reasonably required by the Title Company to effectuate the Transactions.

5.3    Purchaser Closing Deliveries. Except for the balance of the Purchase Price, which is to be delivered at the time specified in Section 2.2.2, Purchaser shall execute and deliver to Escrow Agent (or cause to be delivered to Escrow Agent) each of the following items on or before the Business Day immediately preceding the Closing Date:

5.3.1    The full Purchase Price (with credit for the Deposit), plus or minus the adjustments or prorations required by this Agreement.

5.3.2    Purchaser’s counterpart signature to the Closing Statement.

5.3.3    A countersigned counterpart of the General Assignment.

5.3.4    A countersigned counterpart of the Resident Agreements Assignment.

5.3.5    An executed certificate in the form of the Bring Down Certificate.

5.3.6    Notification letters to all Residents prepared and executed by Purchaser in the form attached hereto as Exhibit J, which shall be delivered to all Residents by Purchaser immediately after Closing, and in any event not more than seven (7) days following issuance of the Operating Licenses solely for the provision of assisted living services.

5.3.7    Resolutions, certificates of good standing, and such other organizational documents as the Title Company or Seller shall reasonably require evidencing Purchaser’s authority to consummate the Transactions.

5.3.8    Such notices, transfer disclosures, affidavits or other similar documents that are required by applicable law to be executed by Purchaser or otherwise reasonably necessary in order to consummate the Transactions.

5.3.9    Reserved.

5.3.10    Purchaser’s and Escrow Agent’s countersigned counterparts to the Indemnity Escrow Agreement.

5.3.11    Reserved.

5.3.12    The Non-Compete Agreement executed by Purchaser.

5.3.13    Any other documents reasonably required by the Title Company to effectuate the Transactions.

5.4    Originals; Document Delivery. Each of Seller, Existing Operator and Purchaser shall provide the number of duplicate originals of the documents referenced above in Section 5.2 and Section 5.3 as the other party may reasonably request. Additionally, at the request of a party’s counsel, in advance of Closing, attorneys for the parties shall exchange electronic copies of executed Closing documents (to be held in trust pending Closing) to enable counsel to confirm that all required Closing documents have been executed and delivered.

5.5    Closing Prorations and Adjustments.

5.5.1    General. All customarily proratable items, including, without limitation, collected rents, operating expenses, real and personal property taxes and other operating expenses and fees (collectively, “Proratable Items”), shall be prorated as of 11:59 p.m. (Local Time) on the day immediately prior to the Closing Date in accordance with the proration schedule agreed upon by Seller and Purchaser prior to Closing, the parties agreeing that Seller and Existing Operator shall be responsible and charged for all of the Proratable Items attributable to the period up to the Closing Date (and credited for any amounts paid by Seller or Existing Operator attributable to the period on or after the Closing Date) and Purchaser shall be responsible and charged for all of the Proratable Items attributable to the period on and after the Closing Date.

5.5.2    Operating Expenses. All of the operating, maintenance, taxes (other than real estate taxes), and other expenses incurred in operating the Property, and any other costs incurred in the ordinary course of business for the management and operation of the Property, shall be prorated on an accrual basis. Seller and/or Existing Operator shall pay all such expenses accruing prior to the Closing Date and Purchaser shall pay all such expenses accruing from and after the Closing Date.

5.5.3    Utilities. A proration for utilities shall be made based upon the most recently ascertainable bills. Seller and/or Existing Operator shall be entitled to the return of any deposit(s) posted by it with any utility company. Seller and Existing Operator shall notify each utility company serving the Property to terminate their respective account, effective as of the Closing. Neither Seller nor Existing Operator shall have no responsibility or liability for Purchaser’s failure to arrange utility service for the Property in name directed by Purchaser as of the Closing.

5.5.4    Real Estate Taxes. Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved. The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures for the year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year or based on a prior installment payment for such calendar year, but such figures shall be subject to adjustment as provided in Section 5.6.

5.5.5    Property Contracts. Purchaser shall assume at Closing the obligations arising from and after the Closing Date under the Assigned Contracts, subject to the proration of operating expenses pursuant to Section 5.5.2.

5.5.6    Resident Agreements/Commercial Leases. All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Residents under the Resident Agreements), and any income and revenues from any portion of the Property (including in connection with any Commercial Lease) shall be prorated as of 11:59 p.m. (Local Time) on the day immediately prior to the Closing Date on the basis of the actual number of days of the month (or year, as applicable) which shall have elapsed as of the Closing Date. Purchaser shall receive all collected rent, income and revenues attributable to dates from and after the Closing Date. Existing Operator shall receive all collected rent, income and revenues attributable to dates prior to the Closing Date. Notwithstanding the foregoing, no prorations shall be made in relation to rents which have not been collected as of the Closing Date (the “Uncollected Rents”). No adjustments shall be made in Existing Operator’s favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay Existing Operator such accrued Uncollected Rents as and when collected by Purchaser. Purchaser agrees to bill Residents and tenants of the Property for all Uncollected Rents and to take reasonable actions (which shall not include an obligation to commence legal action) to collect Uncollected Rents. Purchaser’s collection of rents shall be applied in the following order of priority: (i) first, in payment of rent for the month in which the Closing Date occurs, with such amounts being prorated between Purchaser and Existing Operator based upon the number of days each owned the Property during the month in which the Closing occurs (it being the intent of the parties that, if the Closing Date is the first day of a calendar month, then Purchaser shall receive the entirety of the rents received with respect to said month), (ii) second, in payment of rents for any month which commenced after the Closing, but only to the extent payments of rents for such month are then currently due, and (iii) third, in payment of rents for months preceding the month in which the Closing occurs. After the Closing, Existing Operator shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to Existing Operator by any current or former Resident or tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings and the delivery of the Resident Agreements Assignment shall not constitute a waiver by Existing Operator of such right. If Existing Operator receives rents with respect to the period of time form and after the Closing Date, it shall immediately pay same to or as directed by Purchaser.

5.5.7    Insurance. No proration shall be made in relation to insurance premiums. Insurance policies will not be assigned to Purchaser.

5.5.8    Closing Costs.

(a)    Seller and Existing Operator shall be responsible for payment of the following Transactions costs: (i) fees of Seller’s and Existing Operator’s attorneys, accountants and other consultants (ii) one-half of the fees and expenses for the Escrow Agent; (iii) all state, city, county and municipal recording fees and all related charges and costs in connection with recording of the deeds delivered pursuant to Section 5.2.1; (iv) real estate transfer taxes, deed taxes, stamp taxes or similar taxes imposed with respect to the Transactions, and any sales taxes imposed upon the portion of the Purchase Price allocated to transferred personal property included in the Property; (v) the cost of Third-Party reports prepared by or for Seller or Existing Operator prior to the date of this Agreement; (vi) all fees (including defeasance fees), charges and expenses imposed or assessed in connection with the payoff or prepayment of all loans secured by a mortgage or deed of trust encumbering the Property; and (vii) all costs and expenses incurred by Seller and Existing Operator in connection with its cooperation with Purchaser or Purchaser’s affiliate relating to Purchaser’s or its affiliates applications for, and the issuance of, any and all Operating Licenses. In addition to the foregoing, Seller and Existing Operator shall pay all fees, charges and related costs in connection with the assignment of any Assigned Contract to Purchaser, the removal of any Facility from any National Contract, or the termination of any utility service for a Facility. Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor Existing Operator shall have any obligation to assign to Purchaser any Property Contract if Seller or Existing Operator (as applicable) and Purchaser have been unable to obtain any consent to such assignment required by the terms of such Property Contract and, in such case of the failure to obtain any such required consent to assign any Property

Contract, the parties shall consummate the Transactions by excluding such Property Contract from the Assigned Contracts without any reduction in the Purchase Price.

(b)    Purchaser shall be responsible for payment of the following Transactions costs (and shall reimburse Seller, at Closing, to the extent such costs are paid by Seller prior to Closing): (i) all fees of Purchaser’s attorneys, accountants and other consultants; (ii) all fees, costs and expenses in connection with Purchaser’s due diligence, (iii) all costs for any Third-Party Reports prepared at Purchaser’s request for purposes of this transaction (excluding the cost of Third-Party Reports prepared by or for Seller or Existing Operator prior to the date of this Agreement); (iv) premiums for each Title Policy and all endorsements to any such policy; (v) all state, city, county and municipal recording fees and all related charges and costs in connection with recording of any mortgage against any of the Facilities; (vi) mortgage taxes, intangibles taxes or similar taxes imposed on mortgages given by Purchaser with respect to the Transactions; (vii) one-half of the fees and expenses for the Escrow Agent; (viii) fees and expenses for the investment of the Deposit; (ix) except as provided in Section 5.5.8(a), all costs and expenses in connection with, or relating to, any Purchaser’s applications for, and the issuance of, any and all Operating Licenses (including the preparation of the same); and (x) any and all costs, expenses and fees incurred in connection with, or relating to, the preparation of any statements, reports or filings with or required by the Securities and Exchange Commission as a result of the Transactions (or the status of Purchaser or any of its Affiliates as a public company).

5.5.9    Resident Deposits. The amount of any refundable deposits held (and not yet applied) by Seller or Existing Operator as of the Closing Date, pursuant to the terms of any Resident Agreements, shall be a credit to the cash to be paid by Purchaser at the Closing, or paid as otherwise directed by Purchaser.

5.5.10    Possession. Possession of the Property, subject to the Resident Agreements, Assigned Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to the terms of Section 5.3. Seller and Existing Operator shall make available to Purchaser at the Property (or at such other location agreed upon by the parties) on the Closing Date originals or copies of the Resident Agreements, Assigned Contracts, lease files, warranties, guaranties, operating manuals, keys and access codes to the property, and Seller’s and Existing Operator’s books and records (other than proprietary information) that are in the possession of Seller or Existing Operator or are located at the Facilities (collectively, “Seller’s Property-Related Files and Records”) exclusively relating to the Property. Purchaser agrees, for the applicable period required by law, but in no event less than one (1) year after the Closing (the “Records Hold Period”), to (a) provide and allow Seller and Existing Operator reasonable access, upon reasonable prior written notice and during standard business hours, to Seller’s Property-Related Files and Records for purposes of inspection and copying thereof (which shall be at Seller’s and Existing Operator’s sole cost and expense), and (b) reasonably maintain and preserve Seller’s Property-Related Files and Records. If at any time during the two (2) year period following the Records Hold Period, Purchaser desires to dispose of Seller’s Property-Related Files and Records, Purchaser shall first provide Seller not less than thirty (30) days’ prior written notice (the “Records Disposal Notice”). Seller shall have a period of thirty (30) days after receipt of the Records Disposal Notice, upon reasonable prior written notice and during standard business hours, to enter the Property (or such other location where such records are then stored) and remove or copy those of Seller’s Property-Related Files and Records that Seller desires to retain (which shall be at Seller’s sole cost and expense).

5.5.11    Reserved.

5.5.12    Advance Payments.

(a)    If the Closing occurs at calendar month end, then Purchaser shall receive a credit at the Closing equal to 100% of the resident fees billed and collected by Seller, Existing Operator and Manager in advance for the calendar month after the Closing occurs, subject to the reconciliation process set forth in Section 5.6.

(b)    If the Closing occurs other than at calendar month end, Purchaser shall receive a credit at the Closing equal to the following, subject to the reconciliation process set forth in Section 5.6:

(i)    For the calendar month in which the Closing occurs, a credit equal to Purchaser’s pro rata share of the amount of the total fees billed and collected by Seller, Existing Operator and Manager in advance for such calendar month; and

(ii)    For the calendar month after the Closing occurs, to the extent that Seller, Existing Operator and Manager have billed and collected for that calendar month in advance, a credit equal to 100% of the resident fees so billed and collected.

5.6    Post-Closing Adjustments. To the extent applicable, Seller and Purchaser, acting in good faith, shall reconcile with each other within ninety (90) days of the later of (i) the Closing Date or (ii) the date an allocated amount becomes fixed and ascertainable (provided that in no event shall such date be later than six (6) months following the Closing Date), the amounts prorated and adjusted pursuant to this Article V using any new or updated information, including the reconciliation of estimated amounts with actual amounts, the correction of any errors and the inclusion of any items which should have been included at the Closing. Notwithstanding anything to the contrary contained herein, Seller’s obligations for real estate and personal property taxes shall be based on the assessed value set forth on Schedule 5.6. All adjustments to be made based on the mutual agreement of the parties shall be paid to the party entitled to the benefit of such adjustment within thirty (30) days after the final determination thereof. In the event the parties have not agreed with respect to all adjustments required to be made pursuant to this Section 5.6 within thirty (30) days following expiration of such ninety (90) day period, upon application by any such party, a certified public accountant reasonably acceptable to the parties shall determine any such adjustments which have not theretofore been agreed to between such parties. The charges of such accountant shall be split equally by the parties, unless one party prevails in all matters relating to such dispute, in which case the party that is not the prevailing party shall pay all charges of such accountant. All adjustments to be made as a result of the final results of the adjustments shall be paid to the party entitled to the benefit of such adjustment within thirty (30) days after the final determination thereof. Notwithstanding anything to the contrary contained in this Agreement, (i) in the event that, following the Closing, Purchaser shall receive a refund of real estate taxes which relates to any period of time all or partly prior to the Closing (whether such refund is made by direct payment or in the form of a credit against future real estate tax obligations), such refund (net of the reasonable, out-of-pocket costs of obtaining such refund, which shall be apportioned in the same percentages as the refund itself) shall be apportioned between the parties in proportion to the amount of time that each party owned the Property during the tax period to which the refund relates, and (ii) subject to the requirements of clause (i), neither party shall have any obligation to re-adjust any items after the expiration of the periods set forth in this Section 5.6.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

The disclosure schedules attached hereto (the “Disclosure Schedules”) are arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement to which such sections and subsections of the Disclosure Schedules relate. An exception to a representation or warranty in this Article VI set forth in the Disclosure Schedules effectively modifies the corresponding representation or warranty in this Article VI; provided that any fact or condition disclosed in any section of the Disclosure Schedules in such a way as to make its relevance to a representation or representations made elsewhere in this Article VI reasonably apparent on its face shall be deemed to be an exception to such representation or representations notwithstanding the omission of a reference or cross reference thereto. Any fact or item disclosed in any section of the Disclosure Schedules shall not be deemed, solely by reason of such inclusion, to be material.

6.1    Seller’s Representations. Each Seller and Existing Operator, jointly and severally with all other Sellers and Existing Operators, represents and warrants to Purchaser the following, as of the Effective Date and as of the Closing, each of which representations and warranties is material to and is relied upon by Purchaser:

6.1.1    Each of Seller and Existing Operator (collectively, the “Sale Participants”) is validly existing and in good standing under the laws of the state of its formation, and is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the operation of its business as currently conducted makes such licensing or qualification necessary; and has the full and unrestricted entity power and authority to carry on its business as it is currently being conducted and to own, lease and operate its assets as and in the places they have been and now are owned, leased or operated, to execute this Agreement and each other agreement, contract, instrument, certificate or other document contemplated hereby or by the Transactions (including, without limitation, the MTA) (the “Transaction Documents”) to which it is a party or is otherwise bound (and, in the case of Seller, to sell and convey the Property), and has taken all corporate, partnership, limited liability company or equivalent entity actions and obtained all organizational approvals required for the execution and delivery of the Transaction Documents to which it is a party or is otherwise bound, and the consummation of the Transactions. Each Sale Participant’s execution, delivery and compliance with or fulfillment of the terms and conditions hereof and of the other Transaction Documents to which it is a party or is otherwise bound will not (i) conflict with or result in any breach of the provisions of, or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement, partnership agreement or other governing organizational or charter documents, as the case may be, of such Sale Participant, (ii) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract or instrument to which such Sale Participant is a party or by which such Sale Participant or its assets is or are otherwise bound, or result in the termination of any such contract or instrument or termination of any provisions or rights in respect of any of the Property, or result in the creation or imposition of any lien, charge or encumbrance upon the Property, (iii) result in a violation or breach, in any material respect, of any legal requirement applicable to such Sale Participant or by which such Sale Participant or its assets is or are otherwise bound, (iv) create any liens or other encumbrances on the Property, (v) result in the breach or violation of any of the warranties and representations made herein or in any other Transaction Document by or on behalf of such Sale Participant, or (vi) result in the loss of any rights, privileges, authorizations or benefits afforded or intended by any of the Property or the Permits. This Agreement is, and the other Transaction Documents to which a Sale Participant is a party shall be, when executed and delivered thereby, a valid and binding agreement, enforceable against such Sale Participant in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and equitable principles and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

6.1.2    Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended.

6.1.3    Other than as described on Schedule 6.1.3, there are no actions, claims, proceedings, litigation or governmental investigations or condemnation actions or other legal or administrative proceedings, or any orders, decrees or judgments in progress, pending or in effect, or to Seller’s Knowledge or Existing Operator Knowledge, threatened against any Sale Participant, the Facilities or the Property or against or relating to the Transactions, which if decided adversely, would reasonably be expected to materially and adversely affect the Facilities or the Property or any Sale Participant’s ownership, operation or management thereof, or the Transactions (including the consummation thereof pursuant to the terms of the Transaction Documents).

6.1.4    Exhibit L (the “Property Contracts List”) sets forth a true and correct list, as of the Effective Date, of all outstanding contracts, leases or other agreements, whether written or oral, to which any Sale Participant is a party and relating to the Property or the ownership, operation or management of the Facilities, excluding (i) the Residency Agreements, (ii) any contract, lease or other agreement which is cancellable without penalty on thirty (30) days or less notice, (iii) any contract, lease or other agreement which is entered into in the ordinary course of business consistent with past practice, is not material to the ownership, operation or management of the Facilities and does not require the expenditure of more than Fifty Thousand and no/100 Dollars ($50,000.00) per year (either individually or together with any related agreements), and (iv) any of the insurance policies listed in Schedule 6.1.29 (or the renewal of any such policies) (such contracts and agreements, but expressly excluding those described in clauses (i) – (iv), collectively, the “Material Contracts”). Other than matters reflected in the Title Documents, the Property Contracts List, the Permits identified on Schedule 6.1.12(a), the Resident Agreements and the insurance policies listed in Schedule 6.1.29, no Sale Participant is party to or bound by any contract, agreement, lease, license, sublicense or other arrangement material to the use, ownership, management, operation, leasing, maintenance or repair of the Facilities and the Property. Seller and Existing Operator have made available to

Purchaser complete and correct copies of each of the Material Contracts. Neither any Sale Participant nor, to Seller’s Knowledge or Existing Operator Knowledge, any other party is in default under any of the Material Contracts, no Sale Participant has received notice of any default thereunder, and each Material Contract is in full force and effect and is valid and enforceable by Sale Participants party thereto in accordance with its terms.

6.1.5    A rent roll for each Facility (each, a “Rent Roll”) as of a date not more than thirty (30) days prior to the Effective Date has been made available to Purchaser, which Rent Roll is true, correct and complete in all material respects.

6.1.6    Seller and Existing Operator have made available to Purchaser true and complete copies of the Resident Agreement Form, and all Resident Agreements with respect to any Facility are consistent in all material respects with the applicable form of the Resident Agreement Form and all Residents (or their authorized agents) have executed Resident Agreements as of the Effective Date. All Resident Agreements comply in all material respects with all Laws, including, without limitation, all required regulatory standards of any Governmental Authorities with regulatory jurisdiction over the Facilities and all Third Party Payor Programs. All Resident Agreements were entered into on an arms’ length basis, do not provide for payment of a single sum in exchange for lifetime care or other prepaid services and do not contain any provisions that prohibit or limit the right to raise monthly occupancy or other fees or rents payable thereunder for more than twelve (12) months after the initial occupancy date under such Resident Agreement. True, correct and complete copies of all Resident Agreements are located at the Facility to which they relate (to the extent necessary to comply in all material respects with all Laws) and, subject to Section 4.1.1 hereof, access to all Resident Agreements has been or will be provided to Purchaser as part of its due diligence review.

6.1.7    (a)    Reserved.

(b)    Each Sale Participant and Manager is currently conducting, and to the Sellers’ Knowledge and Existing Operator Knowledge, has at all times since August 1, 2013 conducted, and between the Effective Date and the Closing, will conduct its operation of the Facilities, in material compliance with all Laws, including, without limitation, all Healthcare Laws, all applicable local, state and federal building codes, fire codes, life safety codes and other similar regulatory requirements and no waivers of such physical plant standards exist at any Facility.

(c)    Other than as described on Schedule 6.1.7(b), no Facility has been cited for any deficiency that resulted or would reasonably be expected to result in a denial of payment for new admissions, civil monetary penalty, termination, final revocation or cancellation of any Permit or termination or other restriction of a Medicaid Provider Agreement, and none of the Sale Participants or Manager has received written notice from any Governmental Authority with jurisdiction over the Facilities or the Property, and no Seller or Existing Operator has Knowledge, (i) that any such actions will or may be taken or that any Sale Participant, Manager or any Facility is under investigation or review with respect to the foregoing, or (ii) of any violation of any Laws, ordinances or regulations applicable to the Facilities or the Property that remains uncured or unresolved as of the Effective Date. No Sale Participant nor Manager has received any written notice or communication from any Governmental Authority alleging, and no Seller or Existing Operator has Knowledge of, any violation of accreditation, professional, trade, industry, ethical or other applicable standards by any Sale Participant, Manager or the Facilities.

6.1.8    (a)    Except as set forth on Title Commitments and Existing Surveys, the Seller and Existing Operator are the holders of good and marketable fee simple title to the Real Property Assets, which in each case will, on or before the Closing Date, be free and clear of all Monetary Liens and without exception to title other than for the Permitted Exceptions. Existing Operator has continuously operated the Facilities during the period of their ownership by Seller and using no names other than (i) the legal names and/or trade names of the Existing Operator and (ii) the Facility names identified on Schedule I. Except for those agreements, documents and instruments that have been delivered by Seller or Existing Operator to Purchaser, to Seller’s and the Existing Operator’s Knowledge, there are no unrecorded agreements, documents or instruments that materially affect the title to any Real Property Assets other than the Permitted Exceptions.

(b)    Except for items leased by the Sale Participants and listed on Schedule 6.1.8(b), one or more of the Seller or Existing Operator owns title to all Operating Assets that are personal property free and clear of all mortgages, security interests, liens or other encumbrances, other than any Monetary Liens, which Seller and Existing Operator shall pay and discharge in full prior to or at the Closing.

(c)    The Facilities are supplied with such utilities as are necessary for the ownership, operation and management of such Facilities as currently operated and for their intended purposes. All utility bills and deposits due and payable to any utility provider have been or will be timely paid in the ordinary course of business by Existing Operator.

(d)    Reserved.

(e)    Neither Seller nor Existing Operator has received any written notice or has Knowledge of any existing, pending or, to Seller’s Knowledge or Existing Operator Knowledge, threatened zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Facilities as currently operated. Except as disclosed in the Title Documents, (i) neither Seller nor Existing Operator has submitted or received written notice from any Governmental Authority that any other Person has submitted, in each case as of the Effective Date, an application for the creation of any special taxing district affecting the Property (or any part thereof), or annexation thereby, or inclusion therein and (ii) neither Seller nor Existing Operator has received written notice on or prior to the Effective Date that any Governmental Authority has commenced or intends to commence construction of any special or off-site improvements or has imposed or increased or intends to impose or increase any special or other assessment against the Property (or any part thereof).

(f)    Reserved.

(g)    Neither Seller nor Existing Operator has received any written notice of any condemnation or eminent domain proceedings pending nor, to the Knowledge of Seller and

Existing Operator, are any such proceedings threatened or contemplated against the Property or any part thereof.

(h)    There are no parties other than a Sale Participant in possession of the Property, or any portion thereof, pursuant to lease, management agreement or otherwise, other than Residents pursuant to Resident Agreements and any tenants under any Commercial Leases.

(i)    Reserved.

(j)    The Property and the National Contracts constitute all of the assets necessary and sufficient to conduct the ownership, operation and management of the Facilities in the manner that such operations have been conducted and as required by Law. Except for the Property and the National Contracts, there are no other assets which are used in connection with the ownership, operation and management of the Facilities.

(k)    The only Commercial Leases are those referenced in Schedule 6.1.8(k) of this Agreement. Each Commercial Lease is in full force and effect. Seller or Existing Operator is “landlord” or “lessor” under each Commercial Lease and is entitled to assign to (or as directed by) Purchaser, without the consent of any party, each Commercial Lease. Neither Seller nor Existing Operator is in default under any respective Commercial Lease, and there exists no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default under any Commercial Lease by any party. No tenant under a Commercial Lease has asserted any claim of default, offset or other defense in respect of Seller’s or Existing Operator’s obligations under the Commercial Leases.

6.1.9    No Sale Participant has (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s or Existing Operator assets, which remains pending as of the Effective Date, (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, which remains pending as of the Effective Date, or (e) made an offer of settlement, extension or composition to its creditors generally.

6.1.10    Except as disclosed in the Title Documents, no Sale Participant has granted any option or right of first refusal or first opportunity to any party to acquire any fee or ground leasehold interest in any portion of the Property or any interest therein.

6.1.11    Other than as described on Schedule 6.1.11 (the “Required Consents”), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by any Sale Participant in connection with the execution and delivery of this Agreement or the other Transaction Documents to which it is a party or by which it is bound, or the consummation of the Transactions.

6.1.12    (a) Existing Operator has all Operating Licenses and other material Permits required by applicable Healthcare Laws to operate the Facilities as currently operated. Set forth on Schedule 6.1.12(a) is a true, correct and complete list of all of the Operating Licenses and other material required Permits owned or held by or issued to Seller, Existing Operator or Manager as of the Effective Date relating to the Facilities or the Property (or any portion thereof). There is no action pending or, to Seller’s Knowledge or Existing Operator Knowledge, threatened in writing by or before any Governmental Authority to revoke, cancel, rescind, restrict, modify, suspend or refuse to renew any of the Operating Licenses or other material required Permits set forth on Schedule 6.1.12(a). True, correct and complete copies of all the Operating Licenses and other material required Permits set forth on Schedule 6.1.12(a) have been furnished to Purchaser. As of the Effective Date, neither Seller, Existing Operator nor Manager has received written notice from any Governmental Authority asserting a material violation of the terms of any such Operating License or such other material required Permit set forth on Schedule 6.1.12(a) or threatening to revoke, cancel, rescind, restrict, modify, suspend or not renew the terms of any such Operating License or other material required Permits. Each Operating License and Permit set forth on Schedule 6.1.12(a) (i) has not (A) been transferred to any location other than the applicable Facility or (B) been pledged as collateral security, and (ii) is free from restrictions or known conflicts that would materially impair the use or operation of the applicable Facility as intended. Such Operating Licenses and Permits are valid and in full force and effect. Since August 1, 2013, no Sale Participant or Manager has taken any action to rescind, withdraw, revoke, amend, modify, supplement or otherwise alter the nature, tenor or scope of any such Operating License or Permit or applicable Third Party Payor Program participation other than non-material alterations effected in the ordinary course of the business consistent with past practice. Seller and Existing Operator are the sole holders of all the Operating Licenses and Permits with respect to each Facility, and, except for Manager, acting pursuant to the Management Agreements, and tenants under Commercial Leases disclosed to Purchaser prior to the Effective Date, there is no other person or entity that operates, manages or leases any Facility. To the Knowledge of Seller and Existing Operator, each Facility Employee who is required by Law to hold a Permit to deliver health care services to Residents (including the performance of diagnostic services such as x-ray or lab services) holds such Permit and is performing only those services which are permitted by such Permit.

(b)    As of the Effective Date, each of the Sale Participants, as applicable, is certified for participation in, and party to, valid provider agreements for payment by Medicaid for the provision of assisted living services. All Governmental Programs in which any of the Sale Participants has participated since August 1, 2013 are listed on Schedule 6.1.12(b) (each a “Third Party Payor Program”) and Manager, with respect to the Facilities, has participated in no such programs except as listed on Schedule 6.1.12(b). As of the Effective Date, except as set forth on Schedule 6.1.12(b), (i) each of the Sale Participants, as applicable, is in good standing in each Third Party Payor Program, (ii) there is no existing or pending revocation, suspension, termination, probation, restriction, limitation, or non-renewals proceedings by any Third Party Payor Program of which any of the Sale Participants has received written notice under any Third Party Payor Program (and, to Seller’s Knowledge or Existing Operator Knowledge, none of the foregoing has been threatened to any Sale Participant in writing by any Governmental Authority), and (iii) none of the Sale Participants or Manager, with respect to the Facilities, has been excluded from participation in any Third Party Payor Program; and as of the Effective Date, none of the Sale Participants or Manager, with respect to the Facilities, has any material liabilities to any third party fiscal intermediary or carrier administering the Governmental Programs, directly to the Governmental Programs or any Governmental Authority, or to any other Payor for the recoupment of any amounts previously paid to any of the Sale Participants or any predecessor by any such third party fiscal intermediary, carrier, Governmental Program or other Payor. None of the Sale Participants or Manager, with respect to the Facilities, has received written notice of any dispute from any Governmental Authority or Government Program regarding any such claims, other than with respect to adjustments in the ordinary course of business. None of the Sale Participants or Manager, with respect to the Facilities, has received written notice of currently scheduled audits or violations with respect to any claims, and, to the Knowledge of Seller or Existing Operator, no such audits or violations are threatened. There are no facts or circumstances which could reasonably be expected to give rise to any material disallowance under such claims. Each of the Sale Participants, as applicable, is now and has been in material compliance with all applicable conditions of participation and all applicable conditions of payment for all Government Programs in which it participates or participated. None of the Sale Participants is required file costs reports under any Third Party Payor Program.

(c)    Reserved.

(d)    True, correct and complete copies of all surveys involving the Facilities (Licensing Surveys, Audits or otherwise) completed from and after August 1, 2013 have been delivered or made available to Purchaser, along with true, correct and complete copies of all Governmental Authority reports, Licensing Surveys, Audits, statements of deficiencies, plans of correction and any other written investigation notices, warnings, waivers, related correspondence or reports filed, issued, sent and received with respect to the Facilities or provider agreements of Governmental Authorities (collectively, “Governmental Correspondence”), and, except as set forth in Schedule 6.1.12(d), there have been no deficiencies or violations noted in any Governmental Correspondence for which a plan of correction has not been, or would not reasonably be expected to be, accepted. The Sale Participants have remedied, discharged and complied in all material respects with all applicable plans of correction or other requirements.

(e)    Neither any Facility, Seller, Existing Operator, Manager, nor any of their respective current or former directors, officers, employees, contractors, or agents has been or is currently suspended, excluded or debarred from contracting with the United States federal or any state government or from participating in any Federal Health Care Program (as defined in 42 USC § 1320a-7b(f)) or is subject to an investigation or proceeding by any Governmental Authority that has resulted in or could reasonably be expected to result in such suspension, exclusion, or debarment; nor has any Facility, Seller, Existing Operator, Manager, or any of their respective current or former directors, officers, employees or agents received notice of any impending or potential exclusion or listing. Neither any Facility nor Seller, Existing Operator or Manager has been subject to sanction pursuant to 15 U.S.C. §41 et seq. or 42 U.S.C. §1320a-7a or 1320a-8, or been charged with or convicted of a crime described at 42 U.S.C. §1320a-7b, and no such sanction or proceeding is pending or, to the Knowledge of Seller or Existing Operator, threatened.

(f)    Neither Seller, Existing Operator, Manager or any of their respective current or former directors, officers, employees, agents have solicited, received, paid, or offered to pay any illegal remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for any referral or generation of business in violation of any applicable Healthcare Law.

(g)    Except as disclosed on Schedule 6.1.12(g), neither Seller, Existing Operator, Manager or any Facility is: (i) a party to a corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services, (ii)  the

subject of any investigation, program-integrity review, or audit disclosed in writing and currently being conducted by any federal, state, or local Governmental Authority, (iii) a defendant or named party in any unsealed qui tam/False Claims Act litigation, (iv) a party to a consent decree, judgment, order, or settlement with any Governmental Authority that (A) requires the payment of money by Seller, Existing Operator, Manager or any Facility to any Governmental Authority or third party, (B) requires any recoupment of money from Seller, Existing Operator, Manager or any Facility by any Governmental Authority or third party, or (C) prohibits any activity currently conducted by Seller, Existing Operator, Manager or any Facility, (v) subject to any actual settlement agreement or corporate integrity agreement or certification of compliance agreement with any Governmental Authority, or (vi) subject to any mandatory or discretionary exclusion or suspension from federal or state health care program participation.

(h)    Neither Seller, Existing Operator, Manager, nor any Facility has: (i)  had any security or data breaches compromising or otherwise involving Protected Health Information (as such term is defined in HIPAA) that are required to be reported to any Governmental Authority in accordance with HIPAA or (ii) received any written communication from any Governmental Authority alleging that Seller, Existing Operator, Manager, nor any Facility is not in compliance in all material respects with HIPAA that has not been resolved, and no event has occurred that required, or now requires, Seller, Existing Operator, Manager, or any Facility to provide notification to any Governmental Authority under any state privacy and/or breach notification law.

(i)    Reserved

(j)    There are no ongoing obligations with respect to any funding received in connection with the Facilities under the federal Hill-Burton Act.

(k)    Reserved.

(l)     Seller or Existing Operator is the sole party owning and/or in control of all certificate of need rights or bed rights, if any, administered under any Healthcare Laws related to the ownership, operation, maintenance, management, use, regulation, development, expansion or construction of a health care facility at or on the Property.

6.1.13    Each Facility is managed by Manager pursuant to the Management Agreements. No Sale Participant has any employees and, to Seller’s and Existing Operator’s Knowledge, all Facility Employees are employed by Manager or Manager’s Affiliates.

6.1.14    True, correct and complete copies of the Property Statements have been previously provided to Purchaser. The Property Statements are accurate and complete and the Financial Statements contained therein have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and fairly present the financial condition of Seller and Existing Operator and the results of operations for the Facilities, as applicable, as of the respective dates indicated therein. Except and to the extent reflected or reserved against in the Most Recent Financial Statements, as of the date of such Most Recent Financial Statements, Seller and Existing Operator have no any material liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, due or to become due, other than obligations of future performance arising in the ordinary course of business under executory contracts (but only to the extent not relating any breach or default by any party under any such executory contract).

6.1.15    (a)    To Seller or Existing Operator’s Knowledge and except as disclosed in the Third Party Reports or on Schedule 6.1.15(a), the Property does not contain any regulated quantity of any Hazardous Substance. Notwithstanding the above, there may be the presence of Hazardous Substances typically used in, and in quantities necessary for the day-to-day operation of, the Facilities and which are commonly used in other similar facilities, such as, but not limited to, cleaning fluids, insecticides, pharmaceuticals and medicines, which have been used, transported, stored and disposed of by Seller and Existing Operator in material compliance with all applicable Environmental Laws.

(b)    Except as provided in the Third Party Reports or on Schedule 6.1.15(b), there is no pending or to Seller’s or Existing Operator’s Knowledge, threatened litigation or proceeding before any Governmental Authority in which any Person alleges the unlawful presence, release or threat of release of any Hazardous Substance on or emanating from the Property or violation of Environmental Laws at the Facilities.

(c)    Except as provided in the Third Party Reports or on Schedule 6.1.15(c), no Sale Participant has received any notice that any Governmental Authority or employee or agent thereof has determined, or threatens to determine, or is investigating, that there is an unlawful presence, release or threat of release on, in or from the Property of any Hazardous Substance, or the generation, transportation, storage, treatment or disposal at the Property, of any Hazardous Waste.

(d)    Except as provided in the Third Party Reports or on Schedule 6.1.15(d), Seller has owned and Seller and Existing Operator have operated the Property in material compliance with all applicable Environmental Laws, has obtained all necessary licenses, permits and other authorizations under the Environmental Laws for the operation of the Property, and has not used any of the Property for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Wastes.

(e)    Except as disclosed in the Third-Party Reports or Schedule 6.1.15(e), there has been no discharge of any Hazardous Substance on or from the Property that would trigger any reporting, assessment or remedial obligations under Environmental Laws during the time of Seller’s ownership or occupancy thereof.

(f)    Seller and Existing Operator have delivered to Purchaser copies of the Third-Party Reports and all other reports or tests in the possession of any Sale Participant with respect to (i) the compliance of the Property with Environmental Laws and (ii) the release or threatened release of Hazardous Substances on, in or from the Facilities or the Land, each of which is listed on Schedule 6.1.15(f).

(g)    Reserved.

(h)    Except as disclosed in the Third-Party Reports or Schedule 6.1.15(h), to Seller’s and Existing Operator’s Knowledge, no underground storage tanks are or were present on the Land.

(i)    Notwithstanding anything in this Agreement to the contrary, this Section 6.1.15 sets forth the Seller’s and Existing Operator’s sole representations and warranties with respect to compliance with Environmental Laws and the matters set forth in this Section 6.1.15.

6.1.16    Reserved.

6.1.17    All real and personal property taxes and assessments with respect to the Property and Facilities and allocable to the period prior to the Closing have been paid or, by the time of Closing, will be paid by Seller, or such taxes will be prorated between the parties as contemplated in Section 5.4.4. None of the Sale Participants nor any of their respective Affiliates has received any written notice for an audit or delinquency of Taxes which has not been resolved or completed. No Sale Participant is currently contesting any Taxes with respect to any Facility. All federal, state and other Tax Returns and Tax reports required to be filed by any of the Sale Participants or their respective Affiliates on or before the Closing Date have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns and reports are required to be filed, and all of such Tax Returns were true, correct and complete as filed to the extent required by applicable Laws. All Taxes (whether or not reflected on a Tax Return, and including interest and penalties and including estimated Tax installments where required to be filed and paid) of the Sale Participants due and payable prior to the Closing Date have been fully and timely paid. All Taxes and other assessments and levies which any of the Sale Participants or their respective Affiliates is required by Law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper Governmental Authority to the extent due and payable. There are no outstanding or pending claims, deficiencies or assessments of Taxes due and payable, interest or penalties with respect to any of the Sale Participants or their respective Affiliates for any taxable period.

6.1.18     Reserved.

6.1.19    Each of the Sale Participants is in material compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001), and other similar requirements contained in the rules and regulations of the Office of Foreign Property Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the foregoing, the “Orders”). No Sale Participant nor any Affiliate thereof (a) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (b) is a Person who has been determined by any competent authority to be subject to the prohibitions contained in the Orders; or (c) is owned or controlled by (including, without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by any competent authority to be subject to the prohibitions contained in the Orders.

6.1.20    Other than for ordinary course repair or maintenance projects that the Sale Participants or Manager may undertake with respect to the Facilities, no Sale Participant or Manager has any outstanding contracts for capital expenditures relating to the Facilities, nor does any Sale Participant have any agreement, obligation or commitment for capital expenditures relating to the Facilities, including, without limitation, additions to property, plant, equipment or tangible capital Property.

6.1.21    No Sale Participant has received any notice, and Seller and Existing Operator have no Knowledge, that any vendor or supplier of the Facilities intends to discontinue, substantially alter prices or terms to, or significantly diminish its relationship with the Facilities, either as a result of the transactions contemplated hereby or otherwise.

6.1.22    Each Sale Participant’s and Manager’s Books and Records (a) are complete and correct in all material respects, (b) have been maintained in all material respects in accordance with Law (including but not limited to HIPAA) governing the preparation, maintenance of confidentiality, transfer and destruction of such records, and (c) there is no material deficiency in such Books and Records.

6.1.23    Reserved.

6.1.24    Each Facility is duly licensed as an assisted living facility as required under Law. The total number of licensed beds/units (including any beds designated under any licensure classification) at each Facility as of the Date of Execution is as set forth on Schedule 6.1.24. As of the Effective Date, there is no application pending, submitted by any Sale Participant or Manager, to reduce the number of licensed beds at any Facility or to amend or otherwise materially change the number of beds approved by any applicable Governmental Authority. To Seller’s and Existing Operator’s Knowledge, there are no proceedings or actions pending or contemplated to reduce the number of licensed beds of any Facility. Schedule 6.1.24 also identifies for each Facility the number of beds which are certified for participation in the Medicaid program (and each applicable waiver program thereunder) and the licensure category or categories maintained by such Facility. Since August 1, 2013, the number of Residents at any Facility has not exceeded the licensed capacity for such Facility.

6.1.25    Schedule 6.1.25 lists all Intellectual Property owned, licensed or used by Seller or Existing Operator in the ownership, operation and management of the Facilities, and Seller or Existing Operator owns or licenses or has the sole right to use all of such Intellectual Property. Since August 1, 2013, no claims have been asserted and no claims are pending or, to Seller’s or Existing Operator’s Knowledge, threatened by any person or entity, as to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any state or federal registration of such Intellectual Property and no Sale Participant nor Manager has received any notice of such claim or knows of any valid basis for such claim. To Seller’s and Existing Operator’s Knowledge, each Sale Participant’s use of the Intellectual Property (and Purchaser’s or JV Partner’s continued use thereof following the Closing in the same manner) does not and will not infringe the rights of any person or entity.

6.1.26    Since March 31, 2017, no Sale Participant has:

(a)    Reserved;

(b)    Reserved;

(c)    Other than in the ordinary course of business, consistent with past practices, sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any Property related to or connected with the Facilities having a fair market value at the time of sale, transfer or disposition of Twenty-Five Thousand and no/100 Dollars ($25,000.00) or more in the aggregate, or cancelled, or agreed to cancel, any debts or claims relating primarily to the Facilities in the amount of Ten Thousand and no/100 Dollars ($10,000.00) or more in the aggregate;

(d)    Made any change in any method of accounting or accounting practice relating to the Facilities;

(e)    To Seller’s and Existing Operator’s Knowledge, imposed any encumbrance, other than a Monetary Lien or a Permitted Exception, upon any of the Property; or

(f)    Entered into any contract to do any of the foregoing, or any taken action or omission that would reasonably be expected to result in any of the foregoing.

6.1.27    Reserved.

6.1.28    As of the Effective Date and at the Closing, the Inventory will be in sufficient quantity and condition for the normal ownership, operation and management of the Facilities in material compliance with Law and all requirements of Governmental Authorities and consistent with past practices.

6.1.29    Attached as Schedule 6.1.29 is a list of insurance policies carried and insurance coverages maintained by Seller and Existing Operator with respect to the Property and the Facilities.

6.1.30    No Related Party of any Sale Participant: (i) has any contractual or other claim, express or implied, or of any kind whatsoever against any Sale Participant that would reasonably be expected to materially adversely effect the Property or prevent the transactions contemplated herein; (ii) has any interest in the Facilities or any of the Property; or (iii) is engaged in any other transaction involving or relating to the ownership, operation or management of the Facilities or the Property.

6.1.31    Reserved.

6.1.32    When delivered pursuant to the terms of Section 7.15.2, the Accounts Receivable Schedule shall be true, complete and accurate in all material respects.

6.1.33    No representation, warranty or covenant made by or on behalf of any Sale Participant in this Agreement, the Schedules or the Exhibits attached to this Agreement, or any of the other Transaction Documents delivered pursuant to Section 5.2 to which such Sale Participant is a party or is otherwise bound contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

6.2    Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller and Existing Operator the following, as of the Effective Date and as of the Closing, each of which representations and warranties is material to and is relied upon by Seller and Existing Operator:

6.2.1    Purchaser is validly existing and in good standing under the laws of the state of its formation, and is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the operation of its business as currently conducted makes such licensing or qualification necessary; and has the full and unrestricted entity power and authority to carry on its business as it is currently being conducted and to own, lease and operate its assets as and in the places they have been and now are owned, leased or operated, to execute this Agreement and each other Transaction Document to which it is a party or is otherwise bound, and has taken all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of the Transaction Documents to which it is a party or is otherwise bound, and the consummation of the Transactions.

6.2.2    Purchaser’s execution, delivery and compliance with or fulfillment of the terms and conditions hereof and of the other Transaction Documents to which it is a party or is otherwise bound will not (i) conflict with or result in any breach of the provisions of, or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement, partnership agreement or other governing organizational or charter documents, as the case may be, of Purchaser, (ii) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract or instrument to which Purchaser is a party or by which Purchaser or its assets is or are otherwise bound, (iii) result in a violation or breach of any legal requirement applicable to Purchaser or by which Purchaser or its assets is or are otherwise bound, or (iv) result in the breach or violation of any of the warranties and representations made herein or in any other Transaction Document by or on behalf of Purchaser. This Agreement is, and the other Transaction Documents to which Purchaser is a party shall be, when executed and delivered thereby, a valid and binding agreement, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and equitable principles and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. Purchaser has obtained all required organizational approvals required for the execution and consummation of this Agreement and the other Transaction Documents, and all transactions contemplated hereby and thereby, to which they are a party or are otherwise bound.

6.2.3    There are no actions, claims, proceedings, litigation or governmental investigations or condemnation actions or other legal or administrative proceedings, or any orders, decrees or judgments in progress, pending or in effect, or to Purchaser’s Knowledge, threatened against Purchaser, which, if decided adversely, would reasonably be expected to (i) materially and adversely restrain Purchaser’s ability to consummate the Transactions, or (ii)

would or would reasonably be expected to declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller and Existing Operator hereunder.

6.2.4    Purchaser is not a Prohibited Person.

6.2.5    To Purchaser’s Knowledge, the funds transferred by Purchaser to Seller and Existing Operator under this Agreement are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person or the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

6.2.6    Other than for the Healthcare Approvals, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any applicable Governmental Authority is required to be obtained or made by Purchaser in connection with the execution and delivery of this Agreement, or the consummation of the Transactions, which Purchaser has not already obtained or made.

6.2.7    No representation, warranty or covenant made by Purchaser in this Agreement, the Schedules or the Exhibits attached to this Agreement, or any of the other Transaction Documents delivered pursuant to Section 5.3 to which Purchaser is a party or is otherwise bound contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

6.2.8    EXCEPT AS EXPRESSLY PROVIDED IN THE “SELLER’S REPRESENTATIONS” OR AS IS EXPRESSLY REPRESENTED AND WARRENTED IN THE MTA BY MANAGER, PURCHASER ACKNOWLEDGES THAT IT IS PURCHASING THE PROPERTY IN RELIANCE SOLELY ON: (I) PURCHASER’S INDEPENDENT INSPECTION AND INVESTIGATION OF THE PROPERTY BASED ON PURCHASER’S EXTENSIVE EXPERIENCE IN AND KNOWLEDGE OF REAL PROPERTIES AND ASSISTED LIVING FACILITY OPERATIONS IN THE VICINITY OF THE REAL PROPERTY; (II) THE OPINIONS AND ADVICE CONCERNING THE PROPERTY OF CONSULTANTS AND\OR AGENTS ENGAGED BY PURCHASER; AND (III) THE REPRESENTATIONS AND WARRANTIES BY EACH SALE PARTICIPANT AND MANAGER IN THIS AGREEMENT OR THE MTA TO WHICH THEY ARE A PARTY.

UPON THE CLOSING DATE, EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY IN THIS AGREEMENT OR THE MTA, PURCHASER SHALL ACCEPT THE PROPERTY, IN THEIR “AS IS”, “WHERE IS” CONDITION OR STATUS AS OF THE CLOSING DATE AND WITHOUT ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE SET FORTH HEREIN OR IN THE MTA REGARDING THEIR CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR COMPLIANCE WITH LAWS, ORDINANCES OR REGULATIONS, OR WITH ANY OTHER WARRANTY, EXPRESS OR IMPLIED BY LAW OR OTHERWISE. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR “SELLER’S REPRESENTATIONS”, NEITHER SELLER NOR EXISTING OPERATOR IS MAKING ANY EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER WITH RESPECT TO THE PROPERTY.

ARTICLE VII
ADDITIONAL COVENANTS/AGREEMENTS OF SELLER AND PURCHASER

7.1    Interim Operations. For the period from the Effective Date until the Closing Date, Seller and Existing Operator shall (and they shall use commercially reasonable efforts to cause Manager to) use commercially reasonable efforts to operate, maintain and manage the Facilities and the remainder of the Property in the ordinary course consistent with past practice; provided, however, that, except as Purchaser in its sole discretion otherwise approves, in advance, in writing, or as otherwise expressly required hereunder, Seller and Existing Operator shall (and they shall use commercially reasonable efforts to cause Manager to): (i) operate, maintain and manage the Facilities and the remainder of the Property in a manner consistent with all Laws; (ii) maintain the Property in good order and condition (normal wear and tear excepted) to the extent required to operate the Facilities consistent with past practices and in material compliance with all Laws; (iii) materially comply with all Laws with respect to the Property and the operation of the Facilities; (iv) timely pay all payments due on or before the Closing Date under, and otherwise maintain and comply with, all Material Contracts and all Resident Agreements; (v) keep in full force and effect (and renew as applicable) present insurance policies through the Closing Date; (vi) maintain in good standing all material Permits; (vi) not enter into any contracts, agreements or leases (or amendments thereto) which would have had to be disclosed on any scheduled hereto had they been in effect prior to the Effective Date; and (viii) except as expressly permitted hereunder, not take any action that would cause any of the changes, events or conditions described in Section 6.1.26 hereto.

7.2    Healthcare Approvals. Purchaser will use commercially reasonable efforts to obtain or satisfy or cause to be obtained or satisfied, as applicable, all Healthcare Approvals promptly following the date hereof. Without limiting the foregoing, as soon as practicable, but in no event later than ten (10) Business Days following the Effective Date, and subject to Seller and Existing Operator having provided such documents and information as reasonably requested by Purchaser in connection with same, Purchaser shall use commercially reasonable efforts to submit or cause to be submitted filings, notifications, applications, and/or submissions with AHCA to initiate obtaining the Healthcare Approvals. Without limiting the foregoing or any of the other provisions of this Section 7.2, Purchaser shall act in good faith and exercise all due diligence to expeditiously procure all Healthcare Approvals, subject to Seller’s and Existing Operator’s reasonable cooperation in connection therewith. Purchaser shall dedicate and devote reasonable resources toward obtaining all Healthcare Approvals, and shall timely make all required submissions and deliveries to AHCA in connection therewith and promptly respond to all requests of AHCA. Seller and Existing Operator agree to cooperate with Purchaser, as reasonably requested by Purchaser, in connection with Purchaser’s efforts to obtain all Healthcare Approvals. Purchaser agrees to promptly notify, consult with, and keep Seller reasonably advised as to the status of the matters contemplated above in this Section 7.2. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall be responsible for all costs and expenses related to its obtaining the Healthcare Approvals, other than the costs of Seller and Existing Operator incurred by providing the cooperation stated herein. For its part, Seller and Existing Operator shall file with AHCA written notices of the transactions and changes of ownership and operations contemplated hereby in accordance with Fla. Stat. Ann §§ 408.807(1) & 409.907(6)(b) (regarding notices from transferors), including the timing requirements set forth therein. Each of the Healthcare Approvals will be deemed to have been obtained upon the occurrence of any of the following events (each, an “Approval Event”): (i) receipt of the Required Operating Licenses, (ii) the receipt of confirmation from AHCA or its applicable subagency in writing or verbally (if such verbal confirmation is confirmed in a writing to AHCA or such subagency) that the parties are authorized to proceed with the Transactions and changes of ownership and operations contemplated hereby (each such confirmation, an “Agency Confirmation”) or (iii) where AHCA or such applicable subagency has failed to respond to a written communication seeking the Required Operating Licenses or Agency Confirmation, upon a subsequent written communication to AHCA or such subagency affirmatively stating that no further action by the parties hereto is required prior to the consummation of the transactions and changes of ownership and operations contemplated hereby and in which AHCA or such subagency is notified that the parties hereto are proceeding with same as disclosed unless the parties are informed otherwise by AHCA or such subagency prior to the Closing. Following an Approval Event and prior to Closing, the condition to obtain or satisfy or cause to be obtained or satisfied, as applicable, all Healthcare Approvals will no longer be deemed satisfied as to such Healthcare Approval if (i) AHCA or its applicable subagency provides written or verbal withdrawal of authorization (if such verbal withdrawal of authorization is confirmed in a writing to AHCA or such subagency) to proceed with the transactions and changes of ownership and operations contemplated hereby or (ii) in a situation where such condition was previously believed to be satisfied, AHCA or such subagency notifies either party in writing or verbally (if such verbal notification is confirmed in a writing to AHCA or such subagency) that (A) formal or additional filings are required for AHCA or such subagency to provide authorization to proceed with the transactions and changes of ownership and operations contemplated hereby, or (B) that the matter requires further consideration or review before AHCA or such subagency will provide such authorization.

7.3    Reserved.

7.4    Taxes. Seller and Existing Operator shall timely file all federal, state and local Tax Returns and, to the extent applicable, estimates and reports, and pay all amounts then due for all taxes for all periods through and including the Closing Date to the extent due and payable and otherwise to the extent necessary to transfer the Property and the Facilities in accordance with the terms of this Agreement. Furthermore, Seller and Existing Operator shall give all required notices and make all required filings, on behalf of itself and Buyer when required, of the transactions contemplated hereby. In addition, Purchaser, Seller and Existing Operator shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with Tax matters related to the Property, including any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

7.5    MSA. Seller’s and Existing Operator’s obligations to use commercially reasonable efforts to cause the Manager to perform certain specified actions under this Agreement shall include enforcing all applicable terms and all of Manager’s applicable obligations contained in the Management Agreements.

7.6    No Shop. At no time between the Effective Date and the Closing Date shall Seller, Existing Operator or any of its officers, directors, employees, agents or Affiliates (or any of their respective agents), directly or indirectly, solicit, initiate, encourage, participate in any negotiation or discussion, enter into any agreement in respect of the Property, the Facilities or any Seller or Existing Operator, or cooperate with any person or entity regarding any Acquisition Proposal. The term “Acquisition Proposal” shall mean any proposal (other than a proposal by Purchaser) for the acquisition of all or a substantial portion of the equity interests or assets of any Facility, any Property or any Seller or Existing Operator, or for a merger, consolidation or other business combination pursuant to which any other person or entity would acquire any Facility, any Property or any Seller or Existing Operator, or any substantial equity interest in any Facility, the Property or Seller or Existing Operator. Seller and Existing Operator each represents and warrants that, prior to the Effective Date, they have ceased and caused to be terminated all discussions or negotiations with any parties other than Purchaser with respect to any Acquisition Proposal, and has terminated access of any such parties to any information with regard to the Property and the Facilities, and any such parties have returned any such information previously made available by or on behalf of Seller or Existing Operator.

7.7    No Disposition of Property. Except for Fixtures and Tangible Personal Property depleted and/or replaced in the ordinary course, Seller and Existing Operator shall not (and shall use commercially reasonable efforts to cause Manager not to) sell, lease or otherwise dispose of or distribute any of the Property, and, to the extent inventory is depleted in the ordinary course, Seller and Existing Operator shall (and shall use commercially reasonable efforts to cause Manager to), in the ordinary course and to the extent consistent with past practices, restock and replenish any portion of such inventory consumed or used between the Effective Date and the Closing Date with Property of comparable quality and quantity.

7.8    Financial Information. From the Effective Date and through the Closing, Seller and Existing Operator shall deliver to Purchaser not later than the thirtieth (30th) day of the next succeeding calendar month (i) internally-prepared, unaudited monthly individual Facility financial statements (including a balance sheet and detailed income statement) showing current month and year-to-date data; (ii) accounts receivable aging; (iii) month and year-to-date capital expenditures; and (iv) updated resident rolls. The financial statements delivered by Seller and Existing Operator pursuant to this Section shall be prepared on a basis consistent with the Financial Statements.

7.9    Reserved.

7.10    Reserved.

7.11    Resident Records.

7.11.1    From and after the Closing, Purchaser shall cause the JV Partner to retain possession of all Resident Records for the period of time required by Law but no less than 10 years from the date of discharge of any Resident, and, subject to Law, shall provide reasonable access thereto to Seller and Existing Operator during such period in connection with a valid business purpose and upon reasonable advance notice and to permit Seller and Existing Operator to obtain copies thereof, upon request. Prior to the Closing, Seller and Existing Operator may, subject to Law, make copies of any Resident Records.

7.11.2    At least ten (10) Business Days prior to the Closing Date, Existing Operator shall (and shall use commercially reasonable efforts to cause Manager to) deliver to Purchaser and JV Partner customer data consisting of the names of all Residents, the names and addresses of the Residents’ responsible parties and such further information as Purchaser or JV Partner may reasonably require in order for the JV Partner to be able to assume full operation of the Facilities and full accounting functions in connection therewith on the Closing Date.

7.11.3    Prior to the Closing, subject to any restrictions under Law, Seller and Existing Operator may make copies, at its expense, of any Books and Records.

7.12    Recoupment Claims. Seller and Existing Operator, on the one hand, and Purchaser on the other each hereto agree (and each shall use commercially reasonable efforts to cause Manager and the JV Partner, respectively) to notify the other within five (5) business days after receipt of any notice of any Governmental Authority or its agent with respect to any of the following, relating to periods prior to the Closing: (i) an alleged Medicaid overpayment, or any other recoupment or adjustment to reimbursement, (ii) an alleged underpayment of any tax or assessment, or (iii) any other governmental or Third-Party Payor claims relating to an adjustment to reimbursement or an assessment (collectively “Recapture Claim”). For the avoidance of doubt, the failure to provide notification of a Recapture Claim within the foregoing timeframe shall in no way affect a party’s rights to indemnification with respect thereto. In the event Seller, Existing Operator or Manager fails to pursue any issue or issues relating to appeal of a Recapture Claim relating to an adjustment to reimbursement or an assessment, Purchaser may (and may permit the JV Partner to) pursue an appeal of such issue or issues and Seller and Existing Operator shall (and they shall use commercially reasonable efforts to cause Manager to) reasonably cooperate in such appeal.

7.13    Surveys; Resolution of Audit Deficiencies; Cooperation. Seller and Existing Operator shall (and they shall use commercially reasonable efforts to cause Manager to) provide to Purchaser, within two (2) Business Day of receipt by them, any items related to or included in any Licensing Surveys and Audits with respect to the Facilities between the Effective Date and the Closing Date.

7.14    Medicaid Provider Agreements.

7.14.1    For any periods following the Closing that Purchaser is not yet able to bill under their Medicaid Agreements, or any waiver agreements thereunder (collectively, the “Medicaid Provider Agreements”), Purchaser shall not bill under Seller’s or Existing Operator’s Medicaid Provider Agreements unless permitted to do so by AHCA. Seller and Existing Operator shall (and, as applicable, shall use commercially reasonable efforts to cause Manager to) forward to Purchaser periodically (and in any event, no less frequently than monthly) any payments received with respect to the Medicaid Provider Agreements for services provided by Purchaser or its Affiliates following the Closing Date.

7.14.2    Seller and Existing Operator shall (and, as applicable, shall use commercially reasonable efforts to cause Manager to) deliver to Purchaser a list, sorted by Facility, of all transfer agreements, whether oral or written, between any Facility, on the one hand, and hospitals, on the other hand (“Transfer Agreements”), together with a true and complete copy of each such written Transfer Agreement in Seller’s, Existing Operator’s or Manager’s possession, relating to transfer arrangements currently in place. In addition, Seller and Existing Operator shall (and, as applicable, shall use commercially reasonable efforts to cause Manager to) deliver to Purchaser a list, sorted by Facility, of all Medicaid Provider Agreements, whether oral or written, between any Facility, on the one hand, and Third Party Payor Programs, on the other hand, together with a true and complete copy of each such written Medicaid Provider Agreements in Seller’s, Existing Operator’s or Manager’s possession, relating to Third Party Payor Programs currently in place.

7.15    Residents Rents; Accounts Receivable.

7.15.1    Prior to the Closing, except as provided in this Section 7.15, Existing Operator shall (or shall use commercially reasonable efforts to cause Manager to) bill the Residents in the ordinary course of business for amounts due under Residency Agreements and the JV Partner shall (and Purchaser shall cause the JV Partner to) assume responsibility for the billing of such amounts on and after the Closing. The parties acknowledge that private-pay Residents are billed monthly in advance on or about the last day of the preceding calendar month. Existing Operator shall (or shall use commercially reasonable efforts to cause Manager to) bill private-pay Residents for the calendar month ending prior to the Closing, but not for any calendar month after the Closing. JV Partner shall (and Purchaser shall cause the JV Partner to) bill Residents for those private pay items that are billed in arrears (including, if applicable, for items such as haircuts, guest meals, therapy services and other similar items) attributable to the calendar month of the Closing; provided, however Existing Operator shall (or they shall use commercially reasonable efforts to cause Manager to) bill Residents for such items for the calendar month immediately preceding the Closing. Regardless of which party bills the Residents or Third Party Payor Programs and regardless of when received, the portion of all Resident rents and service fees allocable to the time period before the Closing shall be allocated to Existing Operator, and the portion thereof allocable to the time period on and after the Closing shall be allocable to Purchaser and the JV Partner, as applicable, and will be accounted for as part of the reconciliation process set forth in Section 5.6.

7.15.2    Not earlier than five (5) days prior to the Closing, Existing Operator shall (or they shall use commercially reasonable efforts to cause Manager to) deliver to JV Partner a schedule that accurately reflects in all material respects all of the outstanding Accounts Receivable with respect to the Facilities as of such date (the “Accounts Receivable Schedule”). As soon as practicable after the Closing, Existing Operator and the JV Partner shall (and Seller, Existing Operator and Purchaser shall use commercially reasonable efforts to cause Manager and the JV Partner, respectively, to) collectively update and finalize the Accounts Receivable Schedule as of the day prior to the Closing Date.

7.15.3    To the extent permitted by law and the applicable Third Party Payor Program, the JV Partner in the name and on behalf of Existing Operator shall (and Purchaser shall cause the JV Partner to) bill Third Party Payor Programs and applicable Government

Authorities for services provided by Existing Operator or Manager, as applicable, for the last full calendar month ended prior to the Closing. Commencing the first calendar day after Closing, the JV Partner shall (and Purchaser shall cause the JV Partner to) be responsible for and agrees to use its commercially reasonable efforts to maximize collection of the Accounts Receivables on behalf of and for the account of Existing Operator, and Existing Operator shall (and shall use commercially reasonable efforts to cause Manager to) cooperate reasonably with the JV Partner in connection with the same. Within ten (10) Business Days of receipt, Existing Operator shall (or shall use commercially reasonable efforts to cause Manager to) deliver to the JV Partner copies of any correspondence and documents relating to the Accounts Receivables of Existing Operator not previously available for delivery. Within ten (10) Business Days of receipt, the JV Partner shall (and Purchaser shall cause the JV Partner to) deliver to Existing Operator copies of any and all correspondence and documents relating to its Accounts Receivables not previously provided thereto. The JV Partner shall have no obligation to and shall not engage any third party to pursue collection activities.

7.15.4    Seller and Existing Operator shall retain all rights in and title to all of their respective Accounts Receivable. The JV Partner, on the one hand, and Seller or Existing Operator, on the other hand, shall (and Purchaser and Seller/ Existing Operator shall use commercially reasonable efforts to cause the JV Partner and Manager, respectively, to) each deliver periodically (and in any event, no less frequently than monthly) to the other any payments actually received by such party with respect the other parties Accounts Receivable. Seller and Existing Operator shall (and they shall use commercially reasonable efforts to cause Manager to) notify the JV Partner prior to engaging any third party to pursue collection activities with respect to such Accounts Receivable. For the period from the Effective Date until the Closing Date, Seller and Existing Operator may continue their respective past practices, including eviction practices, with respect to the collection of delinquent rents and service fees of Residents.

7.15.5    Reserved.

7.15.6    Reserved.

7.15.7    Reserved.

7.15.8    Each party agrees that they will use commercially reasonable efforts to (and Purchaser and Seller/Existing Operator shall use commercially reasonable efforts to cause the JV Partner and Manager, respectively, to) provide each other with any information reasonably required to enable either party to complete its billing to Residents and Third Party Payor Programs.

7.16    Reserved.

7.17    Reserved.

7.18    Pre-Closing Access. Subject to prior notice to Seller (which may be by email), during the one (1) week period prior to the Closing Date, Seller and Existing Operator agree to (and shall use commercially reasonable efforts to cause Manager to) permit the employees and representatives of the JV Partner to be present at the Facilities at scheduled times to, as applicable and reasonably desired by the JV Partner, commence installation of time clocks, computers, billing, accounting and security systems, and do such other things as may be reasonably necessary to effect an orderly transition of the Facilities (provided that the parties agree to conduct such activities in a manner so as to not disrupt the operations of the Facilities in any material manner).

7.19    Reserved.

7.20    Approvals and Consents. Prior to the Closing Date, and without limiting the other provisions of this Agreement, Seller/Existing Operator and Purchaser will (and they shall use commercially reasonable efforts to cause Manager and the JV Partner, respectively, to) take all corporate and other action and exercise their respective commercially reasonable efforts to fulfill their respective obligations hereunder. In addition, Existing Operator shall (and shall use commercially reasonable efforts to cause Manager to) use its respective commercially reasonable efforts to obtain in writing, at its cost and expense and in form and substance reasonably satisfactory to Purchaser as promptly as possible, all Required Consents (other than the Healthcare Approvals which under Section 7.2 are the responsibility of Purchaser) and Purchaser shall (and shall cause the JV Partner to) reasonably cooperate with Seller’s and Existing Operator’s efforts to obtain such consents.

7.21    Reserved.

7.22    Information Systems, Records in Electronic Form, Software and Data. Seller and Existing Operator shall use commercially reasonable efforts to transfer all of their transferrable, non-proprietary software licenses and all current data in fully operational form for use by the JV Partner as of the Closing Date. At least ten (10) days prior to the Closing Date, Seller and Existing Operator shall provide the JV Partner and its representatives with access to Seller’s and Existing Operator’s hardware and transferrable, non-proprietary software so that JV Partner can train its representatives in the operation of such hardware and software.

7.23    Changes in Representations and Warranties.

7.23.1    Throughout the period from the Effective Date through and including the Closing Date, Seller and Existing Operator shall give Purchaser prompt written notice of (a) any representation and warranty made by them in this Agreement which they hereafter learn was inaccurate or incorrect when originally made, (b) any event, change or occurrence arising after the Effective Date which would make any representation or warranty of Seller or Existing Operator inaccurate or incorrect as of the time of such event, change or occurrence, and (c) any event, change or occurrence arising after the Effective Date which is reasonably anticipated to prevent Seller and Existing Operator from remaking any representation or warranty set forth herein at Closing. The giving of any such notices shall not limit or modify any rights of Purchaser hereunder arising in the case of a breach of a representation or warranty by Seller or Existing Operator.

7.23.2    Throughout the period from the Effective Date through and including the Closing Date, Purchaser shall give Seller prompt written notice of (a) any representation and warranty made by Purchaser in this Agreement which Purchaser hereafter learns was inaccurate or incorrect when originally made, (b) any event, change or occurrence arising after the Effective Date which would make any representation or warranty of Purchaser materially inaccurate or incorrect as of the time of such event, change or occurrence, and (c) any event, change or occurrence arising after the Effective Date which is reasonably anticipated to prevent Purchaser from remaking any representation or warranty set forth herein at Closing. The giving of any such notices shall not limit or modify any rights of Seller hereunder arising in the case of a breach of a representation or warranty by Purchaser.

7.24    Further Documentation.

7.24.1    Seller and Existing Operator agree that following the Closing Date, upon the reasonable request by Purchaser, they will (and they use commercially reasonable efforts to cause Manager to so) do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required to fully assign, grant, transfer, convey, assure and confirm to Purchaser (or designee thereof), all of the Property sold to the Purchaser (or designee thereof) pursuant to this Agreement or to transition the operations of the Facilities to the JV Partner; provided, however, that neither Seller nor Existing Operator shall be required to assume any additional obligations or liabilities beyond those assumed thereby under this Agreement and the other agreements, certificates, instruments and other documents contemplated hereby or by the Transactions.

7.24.2    Purchaser agrees that following the Closing Date, upon request by Seller, Purchaser will (and will cause the JV Partner to so) do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, documents and assurances as may be reasonably required, without enlarging or extending any obligations or liability of Purchaser under this Agreement in any manner and without (except to the extent required by this Agreement) requiring the expenditure of any funds by Purchaser or the JV Partner which are not reimbursed by Seller or Existing Operator, to fully consummate the transactions contemplated by this Agreement.

7.25    Management Transfer. Each of Seller, Existing Operator and Purchaser agrees that (a) Manager, on the one hand, and the JV Partner, on the other hand, shall use commercially reasonable efforts to enter into a Management Transfer Agreement with respect to the Facilities on terms reasonably acceptable to each of Manager and JV Partner (the “MTA”) no later than ten (10) Business Days after the Effective Date, and (b) each of Seller, Existing Operator and Purchaser shall use its commercially reasonable efforts to cause Manager and JV Partner to comply with their obligations thereunder.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

8.1    Purchaser’s Conditions to Closing. Purchaser’s obligation to consummate the Transactions shall be subject to and conditioned upon the satisfaction and fulfillment of the following conditions precedent, provided Purchaser may, at its sole option, waive any or all of these conditions, in whole or in part, in writing or otherwise as provided in this Agreement:

8.1.1    All of the documents required to be delivered by or on behalf of Seller and/or Existing Operator to Purchaser at the Closing pursuant to the terms and conditions of Section 5.2 shall have been delivered in accordance with the terms thereof;

8.1.2     Each of Seller’s Representations shall be true and correct in all material respects (except those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on and as of the Closing Date, with the same effect as though made on such date;

8.1.3    Subject to Purchaser’s payment of all title insurance premiums and fees, the Title Company is irrevocably committed to issue a current ALTA owner’s form of title insurance policy, or irrevocable and unconditional binder to issue the same, with extended coverage for the Land and Improvements in the amount of the Purchase Price, dated, or updated to, the date of the Closing, insuring, or committing to insure, at its ordinary premium rates, Purchaser’s good and marketable title in fee simple to the Land and Improvements and otherwise in such form and with such endorsements as provided in the title commitment approved by Purchaser pursuant to this Agreement, subject only to the Permitted Exceptions;

8.1.4    Seller and each other Sale Participant shall have performed, in all material respects, each of the covenants to be performed hereunder or under any other Transaction Document to which such Person is a party or otherwise bound on or prior to the Closing Date;

8.1.5    Neither Seller nor Existing Operator shall have filed for protection under applicable bankruptcy or insolvency Laws or otherwise be a debtor in any bankruptcy proceeding;

8.1.6    There shall not be in force any order, decree, judgment or injunction of any Governmental Authority enjoining or prohibiting the consummation of the Transactions or declaring illegal, invalid or nonbinding any of the material covenants or obligations of the Seller or Existing Operator hereunder; and there shall not be any pending litigation or, to the Knowledge of Purchaser, Seller or Existing Operator, any litigation threatened in writing, which, if adversely determined, would restrain the consummation of any of the Transactions or declare illegal, invalid or nonbinding any of the material covenants or obligations of the Seller or Existing Operator hereunder;

8.1.7    None of the following shall have occurred: (i) receipt by Seller, Existing Operator or Purchaser of notice from AHCA or other Governmental Authority of a termination, revocation, rescission, suspension, or refusal to renew any Operating License or other Healthcare Approval or material Permit, (ii) receipt by Seller, Existing Operator or Purchaser of notice from AHCA of a so-called “fast-track” decertification or a survey finding of immediate jeopardy at either Facility; or (iii) the imposition of a ban on admissions to either Facility;

8.1.8     Purchaser shall have obtained the Healthcare Approvals in form and substance reasonably acceptable to Purchaser, and Seller shall have provided AHCA written notices of the transactions and changes of ownership and operations contemplated hereby in accordance with the last sentence of Section 7.2;

8.1.9    The closing of the transactions contemplated by the Separate PSA shall have occurred simultaneously with the Closing under this Agreement;

8.1.11    There shall not have occurred a Material Adverse Effect; and

8.1.12    (i) Manager shall have performed, in all material respects, each of the covenants to be performed by Manager under the MTA prior to the Closing, and (ii) each of Manager’s representations and warranties in the MTA shall be true and correct in all material respects (except those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on and as of the Closing Date, with the same effect as though made on such date.

Subject to the terms of Section 4.5, if any condition set forth in this Section 8.1 is not satisfied at or prior to the Outside Closing Date (except with respect to Section 8.1.3, Section 8.1.6 and Section 8.1.8 by reason of a default by Purchaser hereunder or with respect to Section 8.1.9 by reason of a default by Purchaser or its Affiliates under the Separate PSA), Purchaser may (a) waive any of the foregoing conditions and proceed to Closing with no offset or deduction from the Purchase Price, (b) terminate this Agreement, in which case Purchaser shall receive a return of the Deposit from the Escrow Agent and neither party shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement, or (c) if such failure constitutes a default by Seller and/or Existing Operator hereunder, exercise any of its remedies pursuant to Section 10.2.

8.2    Seller’s Conditions to Closing. Seller’s and Existing Operator’s obligation to close under this Agreement shall be subject to and conditioned upon the satisfaction and fulfillment of the following conditions precedent, provided Seller and Existing Operator may, at their sole option, waive any or all of these conditions, in whole or in part, in writing or otherwise as provided in this Agreement:

8.2.1    All of the documents and funds required to be delivered by Purchaser to Seller or Escrow Agent at the Closing pursuant to the terms and conditions of Section 5.3 shall have been so delivered;

8.2.2    Each of the representations and warranties of Purchaser contained herein shall be true and correct in all material respects (except those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on and as of the Closing Date with the same effect as though made on such date;

8.2.3    Purchaser shall have performed, in all material respects, each of the covenants to be performed hereunder or under any other Transaction Document to which Purchaser is a party or otherwise bound on or prior to the Closing Date;

8.2.4    Purchaser shall not have filed for protection under applicable bankruptcy or insolvency Laws or otherwise be a debtor in any bankruptcy proceeding;

8.2.5    There shall not be in force any order, decree, judgment or injunction of any Governmental Authority enjoining or prohibiting the consummation of the Transactions or declaring illegal, invalid or nonbinding any of the material covenants or obligations of the Purchaser hereunder; and there shall not be any pending litigation or, to the Knowledge of either Purchaser or Seller, any litigation threatened in writing, which, if adversely determined, would restrain the consummation of any of the Transactions or declare illegal, invalid or nonbinding any of the material covenants or obligations of the Purchaser hereunder;

8.2.6    Purchaser shall have obtained the Healthcare Approvals; and

8.2.7    The closing of the transactions contemplated by the Separate PSA shall have occurred simultaneously with the Closing under this Agreement.

8.2.8 (i) JV Partner shall have performed, in all material respects, each of the covenants to be performed by JV Partner under the MTA prior to the Closing, and (ii) each of JV Partner’s representations and warranties in the MTA shall be true and correct in all material respects (except those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on and as of the Closing Date, with the same effect as though made on such date.

Subject to the terms of Section 4.5, if any condition set forth in this Section 8.2 is not satisfied at or prior to the Outside Closing Date (except with respect to Section 8.2.5 or Section 8.2.6 by reason of a default by Seller hereunder or with respect to Section 8.2.7 by reason of a default by Seller or its Affiliates under the Separate PSA), Seller may (a) waive any of the foregoing conditions (other than the condition set forth in Section 8.2.6) and proceed to Closing, (b) terminate this Agreement, in which case Seller shall be entitled to receive and retain the Deposit from the Escrow Agent and neither party shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement, or (c) if such failure constitutes a default by Purchaser hereunder, exercise any of its remedies pursuant to Section 10.1.

ARTICLE IX
INDEMNIFICATION & SURVIVAL PROVISIONS

9.1    Effective Date; Survival. All of the Seller’s Representations and the Purchaser’s Representations are made as of the Effective Date and shall be deemed remade as of the Closing Date pursuant to Seller’s Bring Down Certificate and Purchaser’s Bring Down Certificate, as applicable. All of the Seller’s Representations and the Purchaser’s Representations and Manager’s representations and warranties under the MTA shall survive Closing for a period of eighteen (18) months after the Closing Date (the “Outside Claim Date”) except for (a) claims as to which notice has been given prior to such date and which are pending on such date, (b) claims based upon representations and warranties set forth in Sections 6.1.1 and 6.1.8(b) hereof or Seller’s and Existing Operator’s indemnification obligations with respect to Program Reimbursements, and claims based upon representations and warranties set forth in Sections 6.2.1, or 6.2.2 or the first sentence of Section 9.9, and claims based on Manager’s representations and warranties under Sections 4.1 and 4.2 of the MTA or JV Partner’s representations and warranties under Sections 3.1 and 3.2 of the MTA (collectively, the

“Fundamental Representations”), which shall survive without limitation, and (c) claims based upon representations and warranties set forth in Sections 6.1.15 or 6.1.17 and claims based on Manager’s representations and warranties under Section 4.4 of the MTA, which shall survive until the expiration of the applicable statute of limitations. The covenants contained in this Agreement shall survive the Closing until performed in accordance with their terms (unless and to the extent performance thereof of properly waived). Any claim by Seller, Existing Operator or Purchaser with respect to any breach of the Seller’s Representations or the Purchaser’s Representations or Manager’s representations and warranties under the MTA, respectively, shall be effective and valid only if made after Closing in writing (specifying in reasonable detail, to the extent then known, the nature of the claim and the factual and legal basis for any such claim, and the provisions of this Agreement upon which such claim is made) against the other party on or prior to the Outside Claim Date. Notwithstanding anything to the contrary contained herein, no individual claim pursuant to Sections 9.2(i) or 9.3(i) shall be permitted hereunder unless the amount of such claim (or series of related claims) shall exceed Twenty Five Thousand and no/100 Dollars ($25,000.00) (any such claim, a “De Minimis Claim”), other than claims in respect of a breach of or inaccuracy in a Fundamental Representation.

9.2    Indemnification by Seller. Subject to the other provisions of this Article IX, after the Closing, Seller and Existing Operator shall indemnify and hold harmless Purchaser, the JV Partner and their respective Affiliates, and their and their respective Affiliates’ members, managers, partners, directors, officers, shareholders, employees and agents (hereinafter referred to individually as a “Purchaser Indemnified Person” and collectively as “Purchaser Indemnified Persons”) from and against any and all Damages suffered by any of the Purchaser Indemnified Persons (without duplication) resulting from or arising out of (i) any breach of or inaccuracy in any of the Seller’s Representations or any of the representations of Manager under the MTA, (ii) any Sale Participant’s or Manager’s breach of or failure to perform when due any covenant required to be performed thereby under this Agreement, the MTA or any other Transaction Document to which such Sale Participant or Manager is a party or otherwise bound, (iii) the ownership, operation or management of any of the Facilities by any Sale Participant or its Affiliate, including any manager engaged by Seller, Existing Operator or their respective Affiliate pursuant to any Operating License in the name of Seller, Existing Operator or their respective Affiliate, or any operator or manager engaged by Seller, Existing Operator or their respective Affiliate, or (iv) any Excluded Asset or Excluded Liability (collectively, “Seller Indemnifiable Damages”).

9.3    Indemnification by Purchaser. Subject to the other provisions of this Article IX, after the Closing, Purchaser shall indemnify and hold harmless Seller, Existing Operator and their respective Affiliates, and their respective members, managers, partners, directors, officers, shareholders, employees and agents (hereinafter referred to individually as a “Seller Indemnified Person” and collectively as “Seller Indemnified Persons”) from and against any and all Damages suffered by any of the Seller Indemnified Persons (without duplication) resulting from or arising out of (i) any breach of or inaccuracy in any of the Purchaser Representations or any of the representations of JV Partner under the MTA, (ii) Purchaser’s or JV Partner’s breach of or failure to perform when due any covenant required to be performed thereby under this Agreement, the MTA or any other Transaction Document to which Purchaser or JV Partner is a party or otherwise bound, and (iii) the ownership, operation or management of any of the Facilities by Purchaser, its Affiliate or any manager engaged by

Purchaser or its Affiliate, pursuant to any Operating License in the name of Purchaser, its Affiliate or any operator or manager engaged by Purchaser or its Affiliate (collectively, “Purchaser Indemnifiable Damages”).

9.4    Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

9.4.1    Other than claims in respect of a breach of or inaccuracy in a Fundamental Representation, (i) in no event shall Seller or Existing Operator be liable, or required to make any payment pursuant to Section 9.2(i), for any Seller Indemnifiable Damages suffered by any of the Purchaser Indemnified Persons (a) for any De Minimis Claims, and (b) unless and until the aggregate dollar amount of all such Seller Indemnifiable Damages (together with all damages indemnifiable pursuant to Section 9.2(i) of the Separate PSA, as well as any De Minimis Claims) exceeds Five Hundred Eighty Five Thousand and no/100 Dollars ($585,000.00) (such amount, the “Basket Amount”), and then only to the extent of such excess and (ii) the maximum aggregate liability of Seller and Existing Operator in respect of all claims or rights of action against Seller and/or Existing Operator arising under or pursuant to Section 9.2(i) of this Agreement (together with all damages indemnifiable pursuant to Section 9.2(i) of the Separate PSA) shall be limited to, and not exceed, Six Million and no/100 Dollars ($6,000,000.00) (the “Liability Cap”). Notwithstanding the foregoing, if the Separate PSA is terminated, but the Closing occurs under this Agreement, the Basket Amount and the Liability Cap shall be adjusted to Two Hundred Thirty-Six Thousand Four Hundred Eighty-Nine and no/100 Dollars ($236,489.00) and Two Million Four Hundred Twenty-Five Thousand Five Hundred Thirty Two and no/100 Dollars ($2,425,532.00), respectively.

9.4.2    Other than claims in respect of a breach of or inaccuracy in a Fundamental Representation, (i) in no event shall Purchaser be liable for, or required to make any payment pursuant to Section 9.3(i), for any Purchaser Indemnifiable Damages suffered by the Seller Indemnified Persons (a) for any De Minimis Claims, and (b) unless and until the aggregate dollar amount of all such Purchaser Indemnifiable Damages under this Agreement (together with all similar damages indemnifiable pursuant to Section 9.3(i) of the Separate PSA, but excluding De Minimis Claims) exceeds the Basket Amount, and then only to the extent of such excess, and (ii) the maximum aggregate liability of Purchaser in respect of all claims or rights of action against Purchaser arising under or pursuant to Section 9.3(i) of this Agreement (together with all similar damages indemnifiable pursuant to Section 9.3(i) of the Separate PSA) shall be limited to, and not exceed, the Liability Cap.

9.5    Indemnification Procedures. The party or parties making a claim for indemnification under this Article IX shall be, for purposes of this Agreement, referred to as the “Indemnified Person” and the party or the parties against whom such claims are asserted under this Article IX shall be, for purposes of this Agreement, referred to as the “Indemnifying Person.” All claims by any Indemnified Person under this Article IX for Third Party Claims shall be asserted and resolved as follows:

9.5.1    In the event of any claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against any Indemnified Person which is covered by the indemnification provisions of this Article IX (in each such case, a “Third Party Claim”), the Indemnified Person shall promptly cause written notice of the assertion of such Third Party Claim to be forwarded to the Indemnifying Person (a “Notice of Third Party Claim”). The failure of the Indemnified Person to deliver promptly to the Indemnifying Person a Notice of Third Party Claim shall not release, waive or otherwise affect the Indemnifying Person’s obligations with respect thereto except to the extent that the Indemnifying Person is actually prejudiced as a result of such failure. Subject to Section 9.5.2, the Indemnifying Person on behalf of the Indemnified Person shall have the right to elect to assume control of the defense of any Third Party Claim with counsel reasonably acceptable to the Indemnified Person. The costs and expenses incurred by the Indemnifying Person in connection with such defense (including reasonable out-of-pocket attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be paid by the Indemnifying Person (subject to the Basket Amount and Liability Cap, as applicable). In the event of a conflict of interest between the Indemnifying Person and the Indemnified Person as to any matter for which indemnification is required hereunder, the Indemnified Person may engage counsel of its own choice to participate in such defense (which counsel shall be reasonably satisfactory to the Indemnifying Party) and at the expense of the Indemnifying Person (which expense shall be subject to the Basket Amount and the Liability Cap, as applicable), in the defense of any Third Party Claim.

9.5.2    With respect to the defense of any Third Party Claim, the Indemnifying Person shall not be entitled to continue control of such defense and shall pay the costs and expenses incurred by the Indemnified Person in connection with such defense if the Indemnifying Person fails to assume control of the defense or materially fails to defend such claim.

9.5.3    If the Indemnifying Person has the right to and does elect to defend any Third Party Claim, the Indemnifying Person shall: (i) conduct the defense of such Third Party Claim actively and diligently and keep the Indemnified Person reasonably informed of material developments in the Third Party Claim at all stages thereof and (ii) to the extent practicable, permit the Indemnified Person and its counsel to confer with the Indemnifying Person regarding the conduct of the defense thereof. Purchaser, Seller and Existing Operator will make available to each other and each other’s counsel and accountants, without charge, all of their and their Affiliates’ books and records relating or responsive to the Third Party Claim, and each party (at its own expense) will render to the other party such assistance as may be reasonably required in order to ensure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith; provided, however, the Indemnified Person shall not have an obligation to disclose any information or documents, that are proprietary, subject to confidentiality restrictions (unless the recipient of such information signs a confidentiality agreement reasonably acceptable to the disclosing Indemnified Person), or privileged (including pursuant to any attorney-client privilege). The Indemnified Person and the Indemnifying Person shall render, and shall cause their respective employees to render, to each other, at the sole cost and expense of the Indemnifying Person (with costs and expenses being subject to the Liability Cap) such other assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such claim or demand.

9.5.4    If the Indemnifying Person has the right to and does elect to defend any Third Party Claim, the Indemnifying Person shall have the right to enter into any settlement of a

Third Party Claim without the consent of the Indemnified Person provided that (i) no amount in excess of the Basket Amount (if applicable) is payable by such Indemnified Person in connection with such settlement, (ii) such settlement does not involve any injunctive or other equitable relief or the contractual equivalent thereof binding upon such Indemnified Person, and (iii) such settlement expressly and unconditionally releases such Indemnified Person from all liabilities and obligations with respect to such claim, with prejudice; provided, further, that no settlement by the Indemnifying Person of a Third Party Claim shall limit or reduce the right of the Indemnified Person to indemnity hereunder for all Damages they may incur arising out of or resulting from the Third Party Claim to the extent such Indemnified Person is otherwise entitled to be indemnified pursuant to this Article IX.

9.5.5    Subject to the limitations set forth in this Article IX, if an Indemnified Person wishes to make an indemnification claim under this Article IX that is not a Third Party Claim, such Indemnified Person shall deliver a written notice (an “Indemnification Claim Notice”) to the Indemnifying Person (i) stating that an Indemnified Person has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Damages, and (ii) specifying in reasonable detail (to the extent then known) any Damages and the basis upon which indemnification is sought hereunder. The Indemnified Person may update an Indemnification Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Indemnification Claim Notice. Except to the extent confidential or subject to any privilege protection or other disclosure restriction, following the delivery of an Indemnification Claim Notice, the Indemnified Person shall provide the Indemnifying Person and its representatives and agents with such documents and records as they may reasonably require, and reasonable access to such personnel or representatives (including but not limited to the individuals responsible for the matters that are subject of the Indemnification Claim Notice) as they may reasonably require, for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Indemnification Claim Notice.

9.5.6    If no Indemnifying Person shall object in writing within the 30-day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Parties that the Indemnified Person is entitled to the full amount of the claim for Damages set forth in such Indemnification Claim Notice. In the event such indemnification claim arises under Section 9.2 hereof or of any Separate PSA, Purchaser, Seller and Existing Operator shall promptly, but in any event within five (5) days of the expiration of such thirty (30) day period, deliver joint instructions to the Escrow Agent instructing Escrow Agent to promptly release from the Indemnity Escrow to the Purchaser Indemnified Person an amount equal to the Damages set forth in such Indemnification Claim Notice. For any such indemnification claim that is not to be recovered from the Indemnity Escrow, or if the amount held in the Indemnity Escrow, if any, is insufficient to satisfy in whole the amount owed to a Purchaser Indemnified Person in accordance with this Agreement, then the Indemnifying Person shall, promptly, but in any event within five (5) days of the expiration of such thirty (30) day period, pay to the Indemnified Person the amount of such shortfall in cash.

9.5.7    In the event that an Indemnifying Person shall deliver an Indemnification Claim Objection Notice in accordance with Section 9.5.6 within thirty (30) days after delivery of such Indemnification Claim Notice, such Indemnifying Person and the Indemnified Person shall attempt to agree upon the rights of the respective parties with respect to each of such claims. If such Indemnifying Person and the Indemnified Person should so agree, and the indemnification claim arises under Section 9.2 hereof or any Separate PSA, Purchaser, Seller and Existing Operator shall promptly, but in any event within five (5) days of such agreement, deliver joint instructions to the Escrow Agent instructing Escrow Agent to promptly release from the Indemnity Escrow to the Purchaser Indemnified Person an amount equal to the Damages that the parties have agreed are due to such Indemnified Person pursuant to such indemnification claim. For any such indemnification claim that is not to be recovered from the Indemnity Escrow, or if the amount held in the Indemnity Escrow, if any, is insufficient to satisfy in whole the amount owed to a Purchaser Indemnified Person in accordance with this Agreement, then the Indemnifying Person shall, promptly, but in any event within five (5) days after the date of such agreement, pay to the Indemnified Person the amount of such shortfall in cash.

9.5.8    If no such agreement can be reached after good faith negotiation during the thirty (30) day period after delivery of an Indemnification Claim Objection Notice or if one party determines at any time during such thirty (30) day period that such negotiations are unlikely to result in any such agreement, the indemnification claim shall be resolved pursuant a suit, action or other proceeding brought in accordance with Section 12.7.

9.5.9    In respect of any Damages for which indemnification may be sought pursuant to this Article IX, in calculating amounts payable to an Indemnified Person, the amount of any Indemnified Damages shall be determined net of (i) any tax benefit actually realized by such Indemnified Person on account of such Damages, (ii) payments recovered by such Indemnified Person under any insurance policy with respect to such Damages (net of costs of collection), and (iii) any net prior recovery by such Indemnified Person from any third party with respect to such Damages.

9.5.10    In respect of any Damages for which indemnification may be sought pursuant to this Article IX, the Indemnified Person shall (and shall cause its Affiliates to) (a) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages to which it may be entitled to indemnification under this Agreement except to the extent that the Indemnified Person believes that the taking of such action would have material and adverse consequences for the Indemnified Person, and (b) select the lowest cost remedy available consistent with good business practice. The terms of Section 9.5 are not intended to modify in any manner the limitations on liability set forth in Section 9.4.

9.6    Tax Treatment. For all tax purposes, the parties agree to treat indemnity payments made pursuant to this Agreement as an adjustment to the Purchase Price.

9.7    Exclusive Remedy. Subject to Section 10.4, Purchaser, Seller and Existing Operator acknowledge and agree that from and after the Closing, the rights granted to the parties in the indemnification provisions of this Article IX shall be the exclusive rights and remedy of Purchaser (and all other Purchaser Indemnified Persons) and Seller and Existing

Operator (and all other Seller Indemnified Persons) under this Agreement other than for claims arising our of or relating to fraud.

9.8    Manner of Payment. Any indemnification payments made by Seller, Existing Operator or Purchaser pursuant to this Article IX shall be effected by wire transfer of immediately available funds to the accounts designated by the other party, within five (5) days after the final determination thereof.

9.9    Brokerage. Seller, Existing Operator and Purchaser each represents and warrants to the other that it has not dealt with or utilized the services of any real estate broker, investment banker, sales person or finder in connection with this Agreement, other than the services of Greystone in its capacity as financial advisor to Seller and Existing Operator (“Financial Advisor”). Seller shall pay any and all fees that may be due and payable to Financial Advisor in connection with the Transactions pursuant to a separate agreement with Financial Advisor. Each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against any breach of the terms of this Section 9.9 and any Damages relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party.

ARTICLE X
DEFAULT AND REMEDIES

10.1    Purchaser Default. Prior to Closing, if Purchaser or any of its Affiliates party to the Separate PSA, as applicable, (a) defaults on its obligations to (x) deliver to Seller or Existing Operator or their Affiliates party to the Separate PSA, as applicable, the documents specified under Section 5.3 hereunder or under Section 5.3 of the Separate PSA, respectively, or (y) deliver the Purchase Price in accordance with Article II hereunder or under Article II of the Separate PSA and consummate the Transactions (as defined herein and in the Separate PSA) on the Closing Date, or (b) defaults, in any material respect, with respect to any of its representations, warranties or obligations under this Agreement or under the Separate PSA, and such default continues for more than ten (10) Business Days after written notice from Seller (each, a “Purchaser Default”), then Seller and Existing Operator shall have the right, as their sole and exclusive remedy (Seller and Existing Operator hereby expressly waive any and all other remedies available to them at law, in equity or otherwise) to (i) terminate this Agreement immediately, in which case Purchaser shall be deemed to forfeit the Deposit to Seller and Existing Operator and the Escrow Agent shall deliver the Deposit to Seller and Existing Operator, or (ii) if Purchaser is willing to proceed with the Closing, waive such default and any and all other remedies available to them at law, in equity or otherwise rights available to them and proceed with the Closing of the Transaction. Upon a termination of this Agreement, neither Purchaser, Seller nor Existing Operator shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein. SELLER, EXISTING OPERATOR AND PURCHASER AGREE THAT (A) ACTUAL DAMAGES DUE TO PURCHASER’S DEFAULT HEREUNDER WOULD BE DIFFICULT AND INCONVENIENT TO ASCERTAIN AND THAT SUCH AMOUNT IS NOT A PENALTY AND IS FAIR AND REASONABLE IN LIGHT OF ALL RELEVANT CIRCUMSTANCES, (B) THE AMOUNT SPECIFIED AS LIQUIDATED DAMAGES IS NOT DISPROPORTIONATE TO THE

DAMAGES THAT WOULD BE SUFFERED AND THE COSTS THAT WOULD BE INCURRED BY SELLER AND/OR EXISTING OPERATOR AS A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM THE MARKET, AND (C) PURCHASER DESIRES TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE DEPOSIT PAID IN THE EVENT PURCHASER FAILS TO COMPLETE CLOSING. SELLER, EXISTING OPERATOR AND PURCHASER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE TO SELLER AND EXISTING OPERATOR AND THE REMEDIES AVAILABLE TO SELLER AND EXISTING OPERATOR, AND SHALL BE SELLER’S AND EXISTING OPERATOR’S EXCLUSIVE REMEDY PRIOR TO CLOSING AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS. UNDER NO CIRCUMSTANCES SHALL SELLER OR EXISTING OPERATOR SEEK OR BE ENTITLED TO RECOVER DAMAGES PRIOR TO CLOSING (INCLUDING ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES), ALL OF WHICH SELLER AND EXISTING OPERATOR SPECIFICALLY WAIVE, FROM PURCHASER FOR ANY BREACH BY PURCHASER OF ITS COVENANTS, PURCHASER’S REPRESENTATIONS OR ITS OTHER OBLIGATIONS UNDER THIS AGREEMENT.

10.2    Seller Default. Prior to Closing, if Seller and/or Existing Operator or any of their Affiliates party to the Separate PSA defaults on its obligations hereunder or under the Separate PSA, as applicable, to deliver to Escrow Agent the deliveries specified under Section 5.2 hereunder or under Section 5.2 of the Separate PSA on the date required by the terms of this Agreement or the Separate PSA or, defaults in any material respect with respect to any of its representations, warranties, covenants or obligations under this Agreement or the Separate PSA, and such default continues for more than ten (10) Business Days after written notice from Purchaser, then Purchaser shall have the right to (a) terminate this Agreement, whereupon (i) the Deposit shall be returned to Purchaser, and (ii) Seller and Existing Operator shall pay to Purchaser all documented out-of-pocket costs and expenses incurred by Purchaser and JV Partner in connection with this Agreement and the Transaction (taken in the aggregate with all costs and expenses incurred hereunder and under each Separate PSA), including without limitation their reasonable attorneys’ fees and expenses (which obligations shall survive such termination) up to a maximum aggregate amount of Three Hundred Thousand and no/100 Dollars ($300,000.00) (inclusive of reasonable attorney’s fees and expenses incurred in connection with the Separate PSA), or (b) subject to the conditions below, seek specific performance of Seller’s and Existing Operator’s obligation to consummate the Transactions pursuant to this Agreement. Purchaser may seek specific performance of Seller’s and Existing Operator’s obligation to close on the sale of the Property pursuant to this Agreement only if, as a condition precedent to initiating such litigation for specific performance, Purchaser shall (x) not otherwise be in default under this Agreement beyond the applicable notice and cure periods, and (y) file suit therefor with the court on or before the 90th day after the delivery of written notice of the default. If Purchaser fails to file an action for specific performance within such 90 day period, then Purchaser shall be deemed to have elected to terminate this Agreement in accordance with subsection (a) above. SELLER, EXISTING OPERATOR AND PURCHASER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER,

AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY PRIOR TO CLOSING AGAINST SELLER AND EXISTING OPERATOR BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER AND/OR EXISTING OPERATOR OF ITS COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS. UNDER NO CIRCUMSTANCES SHALL PURCHASER SEEK OR BE ENTITLED TO RECOVER DAMAGES PRIOR TO CLOSING (INCLUDING ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES), ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER OR EXISTING OPERATOR FOR ANY BREACH BY SELLER OR EXISTING OPERATOR OF ITS PRE-CLOSING COVENANTS, SELLER’S REPRESENTATIONS OR ITS OTHER OBLIGATIONS UNDER THIS AGREEMENT.

10.3    Termination of Separate PSA. In the event that the Separate PSA is terminated by any party thereto, Seller, Existing Operator and Purchaser shall each have the right to terminate this Agreement (provided that if no Purchaser Default exists hereunder and under the Separate PSA, upon such termination the Deposit shall be returned to Purchaser, and (Seller and Existing Operator shall pay to Purchaser all documented out-of-pocket costs and expenses incurred by Purchaser and JV Partner in connection with this Agreement and the Transaction (taken in the aggregate with all costs and expenses incurred hereunder and under each Separate PSA), including without limitation their reasonable attorneys’ fees and expenses (which obligations shall survive such termination) up to a maximum aggregate amount of Three Hundred Thousand and no/100 Dollars ($300,000.00) (inclusive of reasonable attorney’s fees and expenses incurred in connection with the Separate PSA)).

10.4    Post-Closing Defaults. The parties agree that irreparable damage would result and that the parties would not have any adequate remedy at law if any of the provisions of this Agreement to be performed at any time from and after Closing were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached from and after Closing. It is accordingly agreed that the parties shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance, in addition to all other remedies available to the parties at law or in equity as a remedy for any such post-Closing breach or threatened breach, in the courts specified in Section 12.7 hereof. Each party agrees (a) not to object to any attempt by the other party to obtain any such equitable remedy (provided, that it is understood that clause (a) of this sentence is not intended to, and shall not, preclude any party from litigating on the merits the substantive claim to which such remedy relates) and (b) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy.

ARTICLE XI
CASUALTY; EMINENT DOMAIN

11.1    Damage. Until Closing, the risk of loss or damage to the Property shall be borne by Seller; provided that, this Section shall in no event expand of modify Seller’s obligations under Section 7.1 to operate, maintain and manage the Property prior to the Closing Date in the ordinary course consistent with past practices and in material compliance with Laws. In the event that any Property is damaged or destroyed by fire or other casualty prior to Closing,

Seller shall promptly provide Purchaser with written notice of such occurrence, whereupon the parties shall promptly ascertain the cost to repair or replace same by hiring a mutually acceptable contractor to estimate same. If the costs of repair or replacement of such fire or casualty exceeds ten percent (10%) of the allocated value to the Property taken as a whole, then Purchaser shall have the right to terminate this Agreement and, at Purchaser’s election, the Separate PSA by giving Seller written notice of its intention to do so, such notice by Purchaser to Seller to be given not later than ten (10) Business Days after Purchaser shall have received notice of such costs (whereupon this Agreement and, if so elected by Purchaser, the Separate PSA shall terminate and be of no further force or effect whatsoever except with respect to those rights and obligations, if any, which specifically survive such termination). If Purchaser elects not to terminate this Agreement, then the parties shall consummate the Transactions in accordance with the terms of this Agreement, subject to the terms of Section 11.2 below.

11.2    Closing. In the event of a casualty as set forth in Section 11.1, if Purchaser elects not to terminate the Agreement, then the parties shall consummate the Transactions in accordance with the terms of this Agreement for the full Purchase Price, notwithstanding any such damage, destruction or casualty, in which case Seller and Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably and mutually agreed) of Seller’s rights and obligations with respect to the insurance claim related to such damage, destruction or casualty, and thereafter Purchaser shall receive all insurance proceeds pertaining to such claim, plus a credit against the Purchase Price at Closing in the amount of any deductible payable by Seller in connection therewith, less (i) any out-of-pocket costs incurred by Seller in pursuing or collecting such insurance claim and (ii) any amounts which may already have been spent by Seller for Repairs.

11.3    Repairs. To the extent that Seller elects to commence any Repairs prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to pay the costs of such Repairs completed or installed prior to Closing, with Purchaser being responsible for completion of such Repairs after Closing. To the extent that any Repairs have been commenced prior to Closing, then the Assigned Contracts shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by Seller in connection with such Repairs; provided, however, that (except in the event of emergency (including any threatened material loss to or at the Property or threatened bodily injury to persons) on or about any Property, as determined in Seller’s sole discretion) Seller will consult with Purchaser prior to entering into any such contract if Purchaser would, or could reasonably be expected to, have to assume such contract. Notwithstanding the foregoing, Seller retains the sole right and authority to pursue any Repair and/or enter into any such contract.

11.4    Eminent Domain. In the event that, at the time of Closing, all or any material portion of any Facility is (or previously, but after the Effective Date, has been) acquired, or may or will be acquired, by any Governmental Authority by the powers of eminent domain or transfer in lieu thereof, Seller shall promptly provide Purchaser with written notice of such occurrence, and Purchaser shall have the right to terminate this Agreement and, at Purchaser’s election, the Separate PSA, by giving Seller written notice of its intention to do so, such notice by Purchaser to Seller to be given not later than ten (10) Business Days after Purchaser shall have received notice from Seller of such aforesaid occurrence (whereupon this Agreement and, if so elected, the Separate PSA shall terminate and be of no further force or effect whatsoever except with respect to those rights and obligations, if any, which specifically survive termination of this Agreement). If Purchaser elects not to terminate this Agreement, then the parties shall consummate the Transactions in accordance with the terms of this Agreement for the full Purchase Price and Purchaser shall have all rights to, and receive the full benefit of, any condemnation award.

ARTICLE XII
MISCELLANEOUS

12.1    Binding Effect of Agreement. This Agreement shall not be binding on any party hereto until executed by both Purchaser, Seller and Existing Operator. Escrow Agent’s execution of this Agreement shall not be a prerequisite to the effectiveness of this Agreement. Subject to the terms of Section 12.3, this Agreement shall be binding upon and inure to the benefit of Seller, Existing Operator and Purchaser, and their respective successors and permitted assigns.

12.2    Exhibits; Schedules; Annexes. All Exhibits, Schedules and Annexes, whether or not annexed hereto, are a part of this Agreement for all purposes.

12.3    Assignability. Purchaser may assign its rights under this Agreement to one or more Affiliates thereof; provided, however, that no such assignment shall relieve Purchaser of any of its obligations hereunder. Purchaser may assign this Agreement in part with respect to any one Property to facilitate the acquisition of the Property by a separate entity formed by Purchaser with respect to the Property.

12.4    Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

12.5    Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

12.6    Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered; (b) sent by a nationally-recognized overnight delivery service; (c) sent by certified or registered mail, return receipt requested; or (d) sent by electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 3 Business Days thereafter. All notices shall be deemed effective when actually received; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery. Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices. All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:	c/o Griffin-American Healthcare REIT IV, Inc. 18191 Von Karman Avenue, Suite 300 Irvine, CA 92612 Attention: Brooks Barton Email: bbarton@ahinvestors.com

with a copy to:	Arnall Golden Gregory LLP 171 17th Street, NW, Suite 2100 Atlanta, GA 30363 Attn.: Steven A. Kaye, Esq. Fax No.: 404-873-8101 Email: steven.kaye@agg.com

To Seller and Existing Operator:	c/o Fortress Investment Group LLC 1345 Avenue of the Americas New York, New York 10105 Attn: Max Luce Facsimile: 917-639-9638 Email: mluce@fortress.com

with a copy to:	c/o Fortress Investment Group LLC 1345 Avenue of the Americas New York, New York 10105 Attn: Ivy Hernandez Facsimile: 917-639-9638 Email: ihernandez@fortress.com

with a copy to:	Williams Mullen 200 South 10th Street, Suite 1600 Richmond, Virginia 23219 Attention: Robert C. Dewar Email: rdewar@williamsmullen.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

First American Title Insurance Company 777 South Figueroa Street, 4th Floor Los Angeles, CA 90017 Attention: Brian M. Serikaku Email: bmserikaku@firstam.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Agreement, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

12.7    Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to any principles regarding conflict of laws to the extent such principles would require or permit the application of the laws of another jurisdiction. Each of Purchaser, Seller and Existing Operator shall submit to the exclusive jurisdiction of the state courts of the State of New York in New York County and to the jurisdiction of the United States District Court for the Southern District of New York for the purposes of each and every suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by the parties, it being expressly understood and agreed that this consent to jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Agreement or as otherwise permitted by such law, shall be necessary in order to confer jurisdiction upon a party in any such court. Each of Purchaser, Seller and Existing Operator shall waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any suit, action or proceeding brought in any such court, any claim that either Purchaser, Seller or and Existing Operator is not subject personally to the jurisdiction of the above-named courts, that Purchaser’s, Seller’s or and Existing Operator’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and further agrees to waive, to the fullest extent permitted under applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which Seller, and Existing Operator Purchaser or their successors or permitted assigns are entitled pursuant to the final judgment of any court having jurisdiction.

12.8    Entire Agreement. This Agreement embodies the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

12.9    Amendments. This Agreement shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, the signature of the Escrow Agent shall not be required as to any amendment of this Agreement other than an amendment of Section 2.3.

12.10    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.11    Multiple Counterparts/Facsimile Signatures. This Agreement may be executed in a number of identical counterparts. This Agreement may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto.

12.12    Construction. No provision of this Agreement shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Agreement; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

12.13    Confidentiality/Press Releases. Each party hereto agrees that this Agreement, the provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to, the Property (or any portion thereof), Purchaser, Seller and/or and Existing Operator or their respective Affiliates shall be, and be kept, confidential, and shall not be disclosed or otherwise released to any other Person (other than by any party to such party’s Affiliates, provided that such party shall be responsible and liable to the other party for any breach of this Section 12.13 by its Affiliates), without the written consent of Purchaser, Seller and Existing Operator, as applicable. Any non-public information obtained by Purchaser in the course of its inspection of the Property, and any Seller’s Deliveries or Third Party Reports, in each case that is proprietary to and maintained as confidential by Seller (including, without limitation, Licensing Surveys and any information regarding Seller’s operating results from the Property) shall be confidential and Purchaser shall be prohibited from making public or disclosing such information to any other Person, without Seller’s prior written authorization, which may be granted or denied in Seller’s sole discretion. Notwithstanding the foregoing, the obligations of the parties hereunder shall not apply in the following instances:

12.13.1    the disclosure of confidential information to any of such party’s lessors, lenders, Governmental Authorities, Purchaser Parties and other third parties to the extent necessary in order to consummate the Transactions;

12.13.2    to the extent that the disclosure of information otherwise determined to be confidential is required by legal requirements (other than as addressed by paragraph (iv) below), provided that (A) prior to disclosing such confidential information, such disclosing party shall notify the other party thereof, which notice shall include the basis upon which such disclosing party believes the information is required to be disclosed; and (B) such disclosing party shall, if requested by the other party, provide commercially reasonable cooperation with the other party to protect the continued confidentiality thereof;

12.13.3    the disclosure of confidential information to any financial and other professional advisors, shareholders, investors, lessors and lenders (both actual and potential) of a party who agree to hold confidential such information substantially in accordance with the terms of this Section 12.13 or who are otherwise bound by a duty of confidentiality to such party, provided that the disclosing party shall be responsible and liable to the other party for any breach of the confidentiality terms of this Section 12.13 by such advisor;

12.13.4    Purchaser (or any of its Affiliates) shall have the right to disclose such confidential information as is required to be disclosed by any regulations or securities exchange listing rules applicable to Purchaser (or any of its Affiliates), including in connection with Purchaser’s (or any of its Affiliates’) quarterly earnings results or financing activities or otherwise pursuant to the Registered Company’s SEC Filings that relate to the Audited Years and the stub period; and

12.13.5    Seller and Existing Operator (or any of their Affiliates) shall have the right to disclose such confidential information to their shareholders as part of ordinary course updates regarding the Transaction; provided that, such disclosure is aggregated with a Sale Participant’s other businesses and operations and not presented in a transaction specific format, and shall not include (a) the identity of Purchaser, the JV Partner or any of their Affiliates, (b) the specific Facilities that are the subject of this Agreement or (c) the specific terms of this Agreement.

12.14    Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Agreement and any aspect thereof.

12.15    Waiver. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Agreement shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

12.16    Time Periods. In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included. Should the last day of a time period contemplated by this Agreement fall on a day other than a Business Day, the next Business Day thereafter shall be considered the end of the time period. All references to a period of days herein shall be deemed to refer to calendar days unless the term “Business Day” is used.

12.17    No Personal Liability of Officers, Trustees or Directors. Each party acknowledges that this Agreement is entered into by the Sale Participants and Purchaser and agrees that none of the individual officers, trustees, directors, managers, or members of the Indemnified Persons shall have any personal liability under this Agreement or any document executed in connection with the Transactions, except in cases of fraud, fraudulent transfer, willful misconduct or gross negligence.

12.18    No Recording. Purchaser shall not cause or allow this Agreement or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion. If Purchaser records this Agreement or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Agreement.

12.19    Relationship of Parties. Purchaser, Seller and Existing Operator acknowledge and agree that the relationship established between the parties pursuant to this Agreement is only that of a seller and a purchaser of property. Neither Purchaser, on the one hand, nor Seller or Existing Operator, on the other, is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

12.20    Reserved.

12.21    Multiple Parties.

12.21.1 As used in this Agreement, the term “Purchaser” includes all entities acquiring any interest in the Property at the Closing. In the event that “Purchaser” has any obligations or makes any covenants, representations or warranties under this Agreement, the same shall be made jointly and severally by all entities being a Purchaser hereunder. If Seller delivers notice to one Purchaser hereunder, such notice shall be deemed delivered to each Purchaser.

12.21.2 As used in this Agreement, the term “Seller” includes all entities selling an interest in the Land and Improvements at the Closing. In the event that “Seller” has any obligations or makes any covenants, representations or warranties under this Agreement, the same shall be made jointly and severally by all entities being a Seller hereunder.

12.21.3 As used in this Agreement, the term “Existing Operator” includes all entities currently operating the Facilities as tenants of a Seller. In the event that “Existing Operator” has any obligations or makes any covenants, representations or warranties under this Agreement, the same shall be made jointly and severally by all entities being an Existing Operator hereunder.

12.22    WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO AND ACCEPT THIS AGREEMENT AND SHALL SURVIVE THE CLOSING OF TERMINATION OF THIS AGREEMENT.

12.23    Appointment of Seller’ Agent. Each Seller and Existing Operator hereby appoints Ivy Hernandez (“Seller’ Agent”), as its agent and attorney-in-fact, on its behalf and on behalf of each of its Affiliates in accordance with the terms of this Section 12.23, and hereby authorize the Seller’ Agent (i) to perform all acts which, by the provisions of this Agreement are to be performed by such Seller or Existing Operator; (ii) to waive on behalf of each of them any of the provisions of this Agreement and to execute and deliver such amendments on behalf of each of them to this Agreement as the Seller’ Agent, in its sole judgment, shall deem necessary or advisable; (iii) to execute and deliver documents pursuant to this Agreement as the Seller’ Agent, in its sole judgment, shall deem necessary or advisable, including any amendments to any such agreements; (iv) to execute and give all notices, requests and other communications required, permitted or contemplated under this Agreement as Seller’ Agent, in its sole judgment, shall deem necessary or advisable; (v) to consent, dispute, compromise, adjust, settle, litigate, appeal or otherwise deal with any and all set-offs, claims breaches, obligations, liabilities, assessments, suits, actions, proceedings, liens, charges, encumbrances, orders, judgments and decrees with respect to this Agreement or to refrain so to do as Seller’ Agent shall, in its sole judgment, deem necessary or advisable; (vi) to delegate all or any of its power or authority under this Agreement to any person or entity, as Seller’ Agent, in its sole judgment, shall deem necessary or advisable; (vii) to expend such amounts in the exercise of its rights and powers and in the performance of its duties hereunder as Seller’ Agent shall, in its sole judgment, deem necessary or advisable; and (viii) generally to act for and on behalf of each of them in all matters connected with this Agreement, with the same force and effect as though such an act had been taken by any of them personally. Each Seller and Existing Operator agrees with Purchaser that the Seller’ Agent shall be the sole and exclusive person with legal capacity and standing to contest, dispute, compromise, adjust, settle, litigate, appeal or otherwise deal with Purchaser with respect to the indemnification of the Purchaser Indemnified Persons as set forth in Article IX of this Agreement. This appointment and power-of-attorney shall be a special power-of-attorney coupled with an interest, shall be irrevocable and shall survive the dissolution, death, disability or incapacity of any of the Seller or Existing Operator. Each Seller and Existing Operator further agrees that Purchaser may deal solely with the Seller’ Agent as the exclusive representative of such Seller and Existing Operator with reference to the matters set forth in this Agreement, that the actions of the Seller’ Agent are binding on each Seller and Existing Operator and such Seller’s Affiliates, and its and their respective successors and assigns, and that Purchaser has no duty to ascertain if the Seller’ Agent is properly carrying out its obligations under this Agreement.

12.24    Attorneys’ Fees. In any action between Purchaser, on the one hand, and Seller and/or Existing Operator, on the other hand, as a result of a party’s failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s attorneys’ fees, expenses and court costs incurred in such action.

12.25    Reserved.

12.26    Bulk Transfer Tax Clearance. Seller and Existing Operator agree to act in good faith and with reasonable diligence to apply for, obtain and (upon receipt) deliver to Purchaser all statutorily required tax clearance certificates, evidencing the payment of certain taxes and assessments, at or as soon after the Closing Date as is reasonably possible.

12.27    Audit. Seller and Existing Operator acknowledges that (a) Purchaser and its intended assignee(s) are or may be affiliated with a publicly registered company (“Registered Company”) promoted by Purchaser or its Affiliates; and (b) it has been advised that Purchaser or such assignee(s) may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent three (3) pre-acquisition fiscal years (the “Audited Years”) and the current fiscal year through the date of acquisition (the “stub period”) for the Facilities. To assist the assignee(s) in preparing the SEC Filings, and notwithstanding anything to the contrary in this Section 12.13, Seller and Existing Operator covenants to provide (and to use commercially reasonable efforts to cause Manager to provide, as necessary) said assignee(s) with the following, to the extent it is in the possession or control of, or is available to, Seller, Existing Operator or Manager, until the first anniversary of the Closing: (i) access to bank statements for the Audited Years and stub period; (ii) rent roll as of the end of the Audited Years and stub period; (iii) operating statements for the Audited Years and stub period; (iv) access to the general ledger for the Audited Years and stub period; (v) cash receipts schedule for each month in the Audited Years and stub period; (vi) access to invoices for expenses and capital improvements in the Audited Years and stub period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Years and stub period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Years and stub period; (xi) copies of accounts receivable aging as of the end of the Audited Years and stub period along with an explanation for all accounts over 30 days past due as of the end of the Audited Years and stub period; (xii) a signed representation letter in the form attached hereto as Schedule 12.13-A (the “Representation Letter”), and (xiii) to the extent necessary, a signed audit letter in the form attached hereto as Schedule 12.27-B (the “Audit Letter”). Seller and Existing Operator also agrees to deliver (and to use commercially reasonable efforts to cause Manager to deliver, as necessary) a signed Representation Letter and signed Audit Letter to Purchaser within five (5) business days prior to Closing, and such delivery shall be a condition to Closing. Seller and Existing Operator also agree to reasonably cooperate (and to use commercially reasonable efforts to cause Manager to cooperate, as necessary) with Purchaser to obtain a comfort letter, as may be requested by Purchaser.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Agreement as of the date first set forth above.
Seller:

NIC 4 BAYSIDE TERRACE OWNER LLC,
a Delaware limited liability company

By:	/s/ Jane Ryu
Name:	Jane Ryu
Title	Chief Executive Officer

NIC 4 BALMORAL OWNER LLC,
a Delaware limited liability company

By:	/s/ Jane Ryu
Name:	Jane Ryu
Title	Chief Executive Officer

NIC 4 BRADENTON OAKS OWNER LLC,
a Delaware limited liability company

By:	/s/ Jane Ryu
Name:	Jane Ryu
Title	Chief Executive Officer

NIC 4 THE GRANDE OWNER LLC,
a Delaware limited liability company

By:	/s/ Jane Ryu
Name:	Jane Ryu
Title	Chief Executive Officer

NIC 4 SPRING OAKS OWNER LLC,
a Delaware limited liability company

By:	/s/ Jane Ryu
Name:	Jane Ryu
Title	Chief Executive Officer

Existing Operator:

NIC 4 BAYSIDE TERRACE LEASING LLC,
a Delaware limited liability company

By:	/s/ Ivy Hernandez
Name:	Ivy Hernandez
Title	Vice President

NIC 4 BALMORAL LEASING LLC,
a Delaware limited liability company

By:	/s/ Ivy Hernandez
Name:	Ivy Hernandez
Title	Vice President

NIC 4 BRADENTON OAKS LEASING LLC,
a Delaware limited liability company

By:	/s/ Ivy Hernandez
Name:	Ivy Hernandez
Title	Vice President

NIC 4 THE GRANDE LEASING LLC,
a Delaware limited liability company

By:	/s/ Ivy Hernandez
Name:	Ivy Hernandez
Title	Vice President

NIC 4 SPRING OAKS LEASING LLC,
a Delaware limited liability company

By:	/s/ Ivy Hernandez
Name:	Ivy Hernandez
Title	Vice President

Purchaser:

GAHC4 CENTRAL FL SENIOR HOUSING
PORTFOLIO, LLC, a Delaware limited liability
company

By:	/s/ Brian S. Peay
Name:	Brian S. Peay
Title	Authorized Signatory

Escrow Agent (for purposes of agreeing to the terms of Sections 2.2.2, 2.3 and 4.1.2 of this Agreement)

First American Title Insurance Company

By:	/s/ Brian M. Serikaku
Name:	Brian M. Serikaku
Title	Escrow Officer

ANNEX 1

DEFINED TERMS

“Accounts Receivable” means, collectively, accounts receivable, credit balances with regard to the Medicare Program and Medicaid Program, and unbilled work in process.

“Accounts Receivable Schedule” shall mean the meaning set forth in Section 7.15.2.

“Affiliate” shall mean, with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with the first Person.

“Aggregate Facilities” shall have the meaning set forth in Section 4.6.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“AHCA” means the State of Florida, Agency for Health Care Administration.

“ALF” means Assisted Living Facility.

“Assigned Contract” means each Commercial Lease and each other Property Contract set forth on Exhibit N attached hereto, which exhibit Purchaser shall deliver to Seller no later than the expiration of the Inspection Period, and which Assigned Contracts are subject to receipt of any required consent.

“Assumed Liabilities” shall mean only the following (a) liabilities and obligations assumed by Purchaser pursuant hereto with respect to the Assigned Contract to the extent such obligations and liabilities relate to periods from and after Closing, and (b) such other liabilities as Purchaser may elect to assume in its sole and absolute discretion.

“Audit” shall mean any written surveys and other Governmental Authority reports, statements of deficiencies, plans of correction, audits and any other investigation notices, warnings, waivers, related correspondence or reports filed, issued, sent by or to each Sale Participant, or received by any Sale Participant, with respect to any Medicaid Provider Agreement.

“Basket Amount” shall have the meaning set forth in Section 9.4.1.

“Business” means the business of the Facility as conducted on the Effective Date, including, without limitation, licensed ALF operations.

“Business Day” means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the State of New York.

“Closing” means the consummation of the purchase and sale and related transactions contemplated by this Agreement with respect to the Facilities in accordance with the terms and conditions of this Agreement.

ANNEX I-1

“Closing Date” shall have the meaning set forth in Section 5.1.

“Closing Statement” shall have the meaning set forth in Section 5.2.6.

“CMS” means United States Department of Health and Human Services (“HHS”), Centers for Medicare and Medicaid Services.

“Code” shall have the meaning set forth in Section 5.2.8.

“Commercial Lease” means all real property leases, subleases and other occupancy contracts, whether or not of record, to which Seller is a party and which provide for the use or occupancy of space or facilities at any Facility or any portion of the Property and which are in force as of the Closing Date, other than any Resident Agreement with any Resident.

“Control” shall mean, as applied to any Person, the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through ownership, voting control, by contract or otherwise.

“Damages” means all actions, suits, proceedings, governmental investigations, injunctions, demands, charges, claims, judgments, awards, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, fees and expenses (including court costs and reasonable and documented out-of-pocket attorneys’ and accountants’ fees and expenses (but excluding costs of investigation)); provided, however, Damages specifically excludes punitive, incidental, consequential, special or indirect damages, including without limitation business interruption, loss of future revenue, profits or income, or loss of business reputation or diminution in value.

“Data Site” means the data room titled “Project Vice.”

“Deed” shall mean a special warranty deed (or the equivalent in the applicable jurisdiction).

“De Minimis Claim” shall have the meaning set forth in Section 9.1.

“Disclosure Schedules” shall have the meaning set forth in Article VI.

“Environmental Laws” means the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Safe Water Drinking Act (42 U.S.C. §300(f) et seq.), the Occupational Safety and Health Act, and all other applicable state, county, municipal, administrative, environmental, Hazardous Waste or Hazardous Substance, health and safety laws, ordinances, rules, regulations, judgments, orders and requirements of any Governmental Authority relating or pertaining to (A) protection of the environment, (B) the preservation or reclamation of natural resources, (C) the management, release and threatened release of Hazardous Substances, (D) response actions and corrective actions regarding Hazardous Substances, (E) the ownership, operation or maintenance of personal and real property where

ANNEX I-2

Hazardous Wastes are stored, managed, generated, treated or disposed of and releases of Hazardous Substances, (F) common law torts relating the Hazardous Substances, including so-called “toxic torts”, and (G) environmental or ecological conditions on, under or about the Property, all as in effect as of the Effective Date and on the Closing Date.

“Escrow Agent” shall have the meaning set forth in Section 2.2.1.

“Excluded Assets” means (i) receivables accruing prior to the Closing, (ii) Excluded Permits, (iii) any Property Contracts (other than the Assigned Contracts), (iv) cash or other funds (other than petty cash on hand at the Facilities and deposits paid by Residents or pursuant to Commercial Leases), whether in house “banks,” or on deposit in bank accounts or in transit for deposit, (v) refunds, rebates, claims, proceeds and awards, or any interest thereon, for periods or events occurring prior to the Closing Date, (vi) utility deposits, (vii) insurance or other prepaid items, (viii) Seller’s proprietary books and records, (ix) Seller’s proprietary or non-transferrable software, and (x) any right, title or interest in or to the Seller Marks.

“Excluded Liabilities” shall have the meaning set forth in Section 2.1.

“Excluded Permits” means those Permits which, under applicable law, are nontransferable.

“Existing Operator’s Knowledge” or words of similar import in this Agreement, shall be deemed to refer exclusively to matters within the actual knowledge of Max Luce, Associate, Ivy Hernandez, Senior Vice President, and Jane Ryu, Vice President of Asset Management (“Seller Knowledge Individuals”) upon reasonable investigation with respect to the representations and warranties contained in this Agreement (including due inquiry of relevant Facility Management).

“Existing Surveys” shall have the meaning set forth in Section 3.1.1.

“Facilities” shall mean the facilities identified on Schedule I, and each a “Facility”.

“Facility Employees” shall have the meaning set forth in Section 3.1.9.

“Facility Management” means the following personnel with respect to each Facility: all “home office” management personnel of Manager and the executive director/administrator of each Facility, the director of nursing at each Facility, the social services director at each Facility, the director of rehabilitation services at each Facility, the head reimbursement person at each Facility, the head sales person at each Facility and the head maintenance person at each Facility (in each case, to the extent such positions exist).

“Financial Advisor” shall have the meaning set forth in Section 9.9.

“Fixtures and Tangible Personal Property” means all right, title and interest of Seller or Existing Operator in and to all fixtures, furniture, furnishings, fittings, equipment, office equipment, machinery, apparatus, appliances, supplies, automobiles, vans, buses or other vehicles and all other articles of tangible personal property located on the Land or in the Improvements as of the Closing Date, to the extent transferable, and related to, used exclusively

ANNEX I-3

in connection with the ownership, operation or management of any of the Facilities, including but not limited to all supplies, inventory, consumables, linens, pharmaceutical products and other medical goods and supplies, perishable and nonperishable food products, and other similar tangible property; provided, however, that the term “Fixtures and Tangible Personal Property” specifically excludes (i) assets that are not owned or leased by Seller or Existing Operator (including, without limitation, assets owned or leased by any Resident, tenant, guest, employee or other person furnishing goods or services to the Property), and (ii) assets owned by Seller or Existing Operator but not primarily related to, used in connection with, and which are not necessary, for the business or the ownership, operation or management of any of the Facilities. In addition, the term “Fixtures and Tangible Personal Property” specifically excludes (i) all mobile and personal communication devices, including, without limitation all cellular phones, smartphones, tablets, phablets, netbooks and check and credit card scanning devices and (ii) desktop, laptop and peripheral computers and data storage devices together with related electronic devices, accessories, printers (other than any copier machines owned or leased by Seller or Existing Operator), monitors and keyboards other than computer equipment necessary to operate security or gate systems at the Property.

“General Assignment” shall have the meaning set forth in Section 5.2.3.

“Governmental Authority” means, individually and collectively, any federal, state, municipal, local or foreign government, including each of their respective branches, departments, agencies, Commissions, boards, bureaus, courts, instrumentalities or other government appointed, quasi-governmental or regulatory authority, reporting entity or agency, domestic, foreign or supranational, including without limitation AHCA and CMS.

“Governmental Program” means any Federal, state or local governmental reimbursement programs administered through a Governmental Authority or contractor thereof (including a Governmental Program Payor), including without limitation the Medicaid program or any successor program.

“Governmental Program Payor” means a Payor which has a contract with a Governmental Authority to arrange for the provision of health care and/or related services to Governmental Program beneficiaries, and who receives reimbursement from a Governmental Authority to do so, and without limitation includes Payors under such contracts with AHCA for the Medicaid program.

“Governmental Program Payor Contract” means an agreement between Seller and a Governmental Program Payor.

“Hazardous Substance” means any and all substances, wastes, materials, pollutants, contaminants, compounds, chemicals or elements which are defined or classified as a “hazardous substance”, “hazardous material”, “toxic substance”, “Hazardous Waste”, “pollutant”, “contaminant” or words of similar import under any Environmental Law, including, without limitation, all dibenzodioxins and dibenzofurans, polychlorinated biphenyls (PCBs), petroleum hydrocarbon, including crude oil or any derivative thereof, any radioactive material, raw materials used or stored at the Facilities or building components that are regulated by

ANNEX I-4

Environmental Laws, including asbestos-containing materials in any form, radon gas and mold of a type or in amounts that may present a health hazard.

“Hazardous Waste” is as defined in the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., and any equivalent state laws where the Facilities and Property are located.

“Healthcare Approvals” means (a) the issuance of all Operating Licenses listed on Attachment 1.1 to this Annex 1 by AHCA or its applicable subagencies (collectively, the “Required Operating Licenses”) or (b) written assurance from AHCA or its applicable subagencies with respect to the Required Operating Licenses authorizing the parties to proceed with the transactions and changes of ownership and operations contemplated hereby.

“Healthcare Laws” means any and all federal, state, and locals Laws, including regulations, rules, judgments, orders, manuals, program transmittals, and official guidance from any Government Authorities, relating to healthcare regulatory matters, including 42 U.S.C. §§ 1320a-7, 7a, and 7b, which are commonly referred to as the “Federal Fraud Statutes”; 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute”; 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “federal False Claims Act”; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 8701-8707; HIPAA and its implementing regulations at 45 C.F.R. Parts 160, 162 and 164 and any other rules or regulations promulgated thereunder and similar state laws; 18 U.S.C. § 1347; the Patient Protection and Affordable Care Act of 2010 (Public Law 111-148); Government Programs; any federal, state, or local statute or regulation relevant to false statements or claims, or the respective state-law counterparts of any of the foregoing; and all applicable federal, state, and local licensing, certificate of need, corporate practice of medicine, and fee-splitting Laws applicable to the health care items and services that the Seller or the Facilities provide.

“HIPAA” means collectively, and as may from time-to time maybe amended, the (i) Health Insurance Portability and Accountability Act of 1996 (the “Act”), (ii) applicable provisions of the Health Information Technology for Economic and Clinical Health Act as incorporated in the American Recovery and Reinvestment Act of 2009, and (iii) their accompanying regulations, including the Privacy Rule and the Security Rule. The “Privacy Rule” means the Standards for Privacy of Individually Identifiable Health Information at 45 CFR, part 160 and part 164, subparts A and E, and it provides Federal law privacy protections for an individual’s protected health information (“PHI”) held by entities subject to HIPAA requirements (each, a “covered entity”) such describes patient rights with respect to their PHI. The Security Rule means the HIPAA Security Standards (45 C.F.R. Parts 160, 162, and 164), and requires covered entities and their business associates that use PHI to use administrative, physical, and technical safeguards to assure the confidentiality, integrity, and availability of electronic PHI.

“Improvements” means Seller’s fee simple title in and to all buildings, structures, facilities, amenities, driveways, walkways, parking lots and other improvements located on the Land.

“Indemnified Person” shall have the meaning set forth in Section 9.5.

ANNEX I-5

“Indemnifying Person” shall have the meaning set forth in Section 9.5.

“Inspection Period” shall have the meaning set forth in Section 4.1.1.

“Intellectual Property” means, collectively, all: (i) United States or foreign patents, patent applications, patent disclosures and all renewals, reissues, divisions, continuations, extensions or continuations-in-part thereof; (ii) trademarks, service marks, trade dress, trade names, fictitious names, corporate names and registrations and applications for registration thereof; and (iii) copyrights (registered or unregistered), registrations and applications for registration thereof, including all renewals, derivative works, enhancements, modifications, updates, new releases or other revisions thereof.

“Land” means all of those certain tracts of land and all other rights, title and interest of Seller in and to the parcels of real property described on Exhibit A, and all rights, privileges and appurtenances pertaining thereto.

“Law” or “Laws” means all applicable local, Federal and state laws, statutes, rules, regulations, ordinances and any amendments thereto, as well as each, any, and all legal directives, orders, and any amendments thereto, of all local, Federal, state and other governmental and regulatory bodies, including any Governmental Authority, administrative tribunals, and courts which have jurisdiction over the operation and conduct of the Business.

“Licensing Surveys” shall mean survey reports, waivers of deficiencies, plans of correction, investigation notices, any other investigation reports and similar correspondence or documentation issued by the applicable Governmental Authority with respect to any Facility in respect of any Operating Licenses.

“Management Agreements” means, collectively, those certain Management Agreements more particularly described on Exhibit P attached hereto, as they may have been amended, restated or otherwise modified from time to time.

“Manager” means Holiday AL NIC Management, LLC and its Affiliates.

“Material Adverse Effect” means any result, occurrence, fact, event, change or effect that, individually or in the aggregate with other such results, occurrences, facts, events, changes, or effects, has had or would have a materially adverse effect on (a) the business, affairs, assets, results of operations or financial condition of the Facilities and the Separate Facilities, taken as a whole, or (b) the ability of Seller, Existing Operator and the Manager to consummate the Transactions; provided, however, that for purposes of clause (a) “Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of Seller or Existing Operator to meet any projections or forecasts (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure shall be taken into account in determining whether there has been a Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the senior living industry in the United States generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the applicable laws in the geographic regions in which Seller and Existing Operator operate or own or lease properties, (v) the commencement, escalation or worsening of a war or armed

ANNEX I-6

hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Transactions (including the identity of the Purchaser and the impact of any of the foregoing on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, future partners or employees), (vii) the taking of any action permitted by the terms of this Agreement, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of Purchaser, (viii) earthquakes, hurricanes or other natural disasters, (ix) any damage or destruction of the Property (or any portion thereof) that is substantially covered by insurance, or (x) changes in law or generally accepted accounting principles, which in the case of each of clauses (ii), (iii), (v) and (x) do not disproportionately affect Seller and Existing Operator, taken as a whole, relative to other participants in the senior living industry in the United States, and in the case of clauses (iv) and (viii) do not disproportionately affect Seller and Existing Operator, taken as a whole, relative to other participants in the senior living industry in the geographic regions in which Seller and Existing Operator operate or own or lease properties.

“Material Contracts” shall have the meaning set forth in Section 6.1.4.

“Medicaid” means the Florida Medicaid Program as administered by the AHCA.

“Miscellaneous Property Assets” means all right, title and interest of Seller in and to (a) all Intellectual Property related to, used in connection with, or necessary for, the ownership, operation or management of any of the Facilities, including all of Seller’s or Existing Operator’s rights in and to the Facility names identified in Schedule I, but excluding the Seller Marks (b) all telephone and facsimile numbers relating to the Facilities (including all “800” numbers) and all e-mail addresses and domain names associated with the Facilities, (c) all post office box addresses associated with the Facilities; and all non-proprietary and transferable software or other computer programs related to, used in connection with, or necessary for, the ownership, operation or management of any of the Facilities, (d) all books, data and records (including electronic versions thereof) maintained in connection with the ownership, operation or management of any of the Facilities, (e) all warranties, plans, drawings, customer lists, prospect lists, petty cash on hand at the Facilities, transferable non-proprietary software, and all other items of intangible personal property maintained in any form or format, relating to the ownership, operation or management of the Property or the Facilities, and (f) all goodwill associated with the businesses operated at the Facilities.

“Monetary Lien” shall have the meaning set forth in Section 4.3.1.

“Mortgage” shall have the meaning set forth in Section 4.4.

“MTA” shall have the meaning set forth in Section 7.25.

“National Contract” means any national contracts entered into by Seller, Existing Operator, Manager or any Affiliate of Seller relating to the Property and other facilities that are not included in the Property.

“New Exception” shall have the meaning set forth in Section 4.5.3.

ANNEX I-7

“Notice of Third Party Claim” shall have the meaning set forth in Section 9.5.1.

“Operating Assets” means (a) all rights, title, interest and privileges of Seller or Existing Operator, whether legally or beneficially held, in and to any and all Assigned Contracts, Resident Agreements, and Permits, to the extent such Permits are, with or without consent, assignable or transferable (other than Excluded Permits), and (b) all right, title and interest of Seller or Existing Operator in and to the Miscellaneous Property Assets, but specifically excluding the Excluded Assets.

“Operating Licenses” means the Permits required by AHCA in order to operate the Facilities, and all certificates of need (if any) or certificates of authority required by AHCA to operate the Facilities.

“Outside Claim Date” shall have the meaning set forth in Section 9.1.

“Payor” means any third party, which is not a Governmental Authority, and which provides for reimbursement to Seller for health care and/or    services rendered or to be rendered to a Resident, and without limitation includes a health insurer, a health maintenance organization, and any managed care organization not licensed as either of the foregoing, and which includes any Governmental Program Payor.

“Permits” means all healthcare permits, licenses, agreements, provider numbers, approvals, certificates, certifications, accreditation and authorizations issued by or required by any Governmental Authority, necessary to own, operate or manage (including post-Closing to the extent permitted) the Facilities as currently operated in the ordinary course, including, without limitation, those agreements necessary for the Facilities to secure reimbursement for ALF and related services from any Governmental Program, including without limitation provider agreements with and provider numbers under the Medicaid (including its fiscal intermediaries) program, and from any Payor, including without limitation any Governmental Program Payor.

“Permitted Exceptions” shall have the meaning set forth in Section 4.3.

“Program Reimbursements” means any deficiencies, recoupments, reimbursements, audit adjustments, disallowances, unresolved claims or disputes or other amounts owed or alleged to be owed to any Governmental Authorities or any other third parties under any Provider Agreements or Third Party Payor Programs.

“Prohibited Person” means any of the following: (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above.

ANNEX I-8

“Property” means (a) the Real Property Assets, and (b) the Operating Assets, but specifically excluding the Excluded Assets.

“Property Contracts” means all contracts, agreements, equipment leases, purchase orders, maintenance, service, and similar contracts, regardless of whether entered into by Seller, Existing Operator, Manager or an Affiliate of either, which relate exclusively to the ownership, maintenance, on-going repair and/or operation of the Property (or any portion thereof), whether or not assignable by their terms, including any Commercial Lease, but specifically excluding (i) any Resident Agreements, (ii) National Contracts, and (iii) any property management contract for the Property.

“Property Contracts List” shall have the meaning set forth in Section 6.1.4.

“Property Statements” shall mean (i) the consolidated income statements and balance sheets for Seller for the calendar years ended 2015 and 2016 (collectively, the “Year-End Financial Statements”); (ii) the unaudited, consolidated income statements and balance sheets as of and for the three (3) month period ended March 31, 2017 (the “Most Recent Financial Statements”; collectively, with the Year-End Financial Statements, the “Financial Statements”); and (iii) a schedule of capital improvements to each Facility that were completed in the fiscal years ended 2015 and 2016 and the period covered by the Most Recent Financial Statements, in each case identified in Schedule 6.1.14, including the notes and schedules thereto, if applicable.

“Proratable Items” shall have the meaning set forth in Section 5.5.1.

“Purchase Price” means the consideration to be paid by Purchaser to Seller for the purchase of the Property pursuant to Section 2.2.

“Purchaser” shall have the meaning set forth in the introductory paragraph.

“Purchaser Indemnified Persons” shall have the meaning set forth in Section 9.2.

“Purchaser Parties” shall have the meaning set forth in Section 4.1.1.

“Purchaser’s Consultants” shall mean any consultant, engineer or inspector retained by Purchaser.

“Purchaser’s Knowledge” or words of similar import in this Agreement, shall be deemed to refer exclusively to matters within the actual knowledge of Danny Prosky upon reasonable investigation with respect to any of the representations and warranties contained in this Agreement.

“Purchaser’s Representations” means the representations and warranties set forth in Section 6.2.

“Real Property Assets” means (a) the Land and Improvements, (b) all right, title and interest of Seller in and to any alleys, strips or gores adjoining the Land, any easements, rights of way or other interests in, on, under or to, any land, highway, street, road or right of way, open or

ANNEX I-9

proposed, in, under, across, abutting or benefiting the Land, and any pending or future action for condemnation, eminent domain or similar proceeding, or for any damage to the Land or Improvements by reason of a change of grade thereof, and all other accessions, appurtenant rights and privileges of Seller in and to the Land and the Improvements, (c) and all right, title and interest of Seller and Existing Operator in and to the Fixtures and Tangible Personal Property, and (d) all right, title and interest of Seller in and to the books, records, documents, surveys, reports, drawings, plans, specifications, diagrams, environmental assessments and other architectural or engineering work product related to the Land and Improvements, but specifically excluding the Excluded Assets.

“Records Disposal Notice” shall have the meaning set forth in Section 5.5.10.

“Records Hold Period” shall have the meaning set forth in Section 5.5.10.

“Related Party” means, with respect to any Person, any of the shareholders, members or partners of such Person, and any officers, managers or directors of such Person, as well as any immediate family member of any such shareholders, members, partners, officers, managers or directors, or any Affiliate of the foregoing.

“Remove” shall mean, with respect to any matter disclosed in the Title Documents, that Seller causes the Title Company to remove or affirmatively insure over such matter as an exception to the applicable Title Policy for the benefit of Purchaser, whether such removal or insurance is made available, at the sole discretion of Seller, in consideration of payment, bonding, indemnity of Seller or otherwise (provided that in the case of a mortgage or security interest granted by Seller, “Remove” shall mean the delivery by the holder thereof of a recordable cancellation or release or a payoff letter satisfactory to the Title Company unconditionally obligating such holder to release or cancel upon repayment at Closing of the loan secured thereby).

“Rent Roll” shall have the meaning set forth in Section 6.1.5.

“Rent Roll Review Period” shall have the meaning set forth in Section 4.6.

“Repairs” means demolition, restoration and/or replacement of all or any portion of any Facility and the related Property that is reasonably necessary for the continued operation of the any Facility as an assisted living facility.

“Required Consents” shall have the meaning set forth in Section 6.1.11.

“Resident” means any person or entity entitled to occupy any portion of the Property under a Resident Agreement.

“Resident Agreement Form” shall have the meaning set forth in Section 3.1.6.

“Resident Agreements” means all leases, subleases and other occupancy contracts, whether or not of record which provide for the use or occupancy of residential space or facilities in any Facility and which are in force as of the Closing Date.

ANNEX I-10

“Resident Agreements Assignment” shall have the meaning set forth in Section 5.2.4.

“Seller” shall have the meaning set forth in the introductory paragraph.

“Seller Indemnifiable Damages” shall have the meaning set forth in Section 9.2.

“Seller Indemnified Persons” shall have the meaning set forth in Section 9.3.

“Seller Marks” means all words, phrases, slogans, materials, proprietary software, proprietary systems, trade secrets, proprietary information and lists, and other Intellectual Property owned or used by Seller, Existing Operator, Manager, or any Affiliate of Seller, Existing Operator or Manager in the marketing, operation or use of the Property (or in the marketing, operation or use of any other properties managed by the Manager or owned by Seller, Existing Operator or an Affiliate of either Manager, Existing Operator or Seller), except that the “Seller Marks” shall not include the Facility names identified on Schedule I and all trade names, service marks, and trademarks owned or used by Seller or Existing Operator and related to, used in connection with, or necessary for, the ownership, operation or management of any of the Facilities.

“Seller’s Deliveries” shall have the meaning set forth in Section 3.1.

“Seller’s Knowledge” or words of similar import in this Agreement, shall be deemed to refer exclusively to matters within the actual knowledge of the Seller Knowledge Individuals upon reasonable investigation with respect to the representations and warranties contained in this Agreement (including due inquiry of Facility Management).

“Seller’s Property-Related Files and Records” shall have the meaning set forth in Section 5.5.10.

“Seller’s Representations” means the representations and warranties of Seller and/or Existing Operator set forth in Section 6.1, in each case as modified by the Disclosure Schedules in accordance with the first paragraph of Article VI and the representations of NIC 4 Florida Owner LLC in the Guaranty.

“Senior Living Facility” shall mean, with respect to each Facility, the type of facility identified in Schedule 6.1.12(a).

“Separate Facilities” shall mean the facilities identified on Schedule II.

“Separate PSA” shall mean that certain Purchase and Sale Agreement dated as of even date herewith by and among certain Affiliates of Purchaser and certain Affiliates of Seller pursuant to which such Affiliates of Seller shall sell, and such Affiliates of Purchaser shall purchase, the real property and certain related assets of the Separate Facilities, on the terms and conditions set forth therein.

“Tax” shall mean all federal, state, local and foreign taxes including, without limitation, income, gains, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and

ANNEX I-11

registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” shall mean any return, filing, report, form, statement, declaration, questionnaire or other document filed or required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with the calculation, determination, assessment, collection, or administration of any Taxes whether or not payment is required to be made with respect to such document).

“Third Party Claim” shall have the meaning set forth in Section 9.5.1.

“Third Party Reports” means any reports, studies or other information prepared or compiled for Seller or Purchaser by any consultant or other third-party in connection with Purchaser’s investigation of the Property including, without limitation, the Third Party Reports identified on Exhibit O attached hereto.

“Title Commitment” shall have the meaning set forth in Section 4.2.

“Title Company” shall have the meaning set forth in Section 2.2.1.

“Title Documents” shall have the meaning set forth in Section 4.2.

“Title Policy” means, with respect to each Facility, a standard American Land Title Association owner’s title insurance policy for the Land and Improvements issued by the Title Company pursuant to the applicable Title Commitment, using the current policy jacket customarily provided by the Title Company, in an amount equal to that portion of the Purchase Price allocated to real property relating to such Facility, subject only to the Permitted Exceptions.

“Title Update” shall have the meaning set forth in Section 4.5.

“Transaction Documents” shall have the meaning set forth in Section 6.1.1.

“Transactions” means any and all transactions contemplated by the terms of this Agreement.

“Uncollected Rents” shall have the meaning set forth in Section 5.5.6.

“Updated Average Occupancy Rate” shall have the meaning set forth in Section 4.6.

“Update Objections” shall have the meaning set forth in Section 4.5.3.

ANNEX I-12